UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nirek Resources Inc.

Guardians of Gold Inc.
(Exact name of registrant as specified in its charter)

Ontario, Canada
and
Nevada
(State or other jurisdiction of incorporation or organization)

1040
(Primary Standard Industrial Classification Code Number)

98-0658269
421770671
(I.R.S. Employer Identification Number)

4 King Street West	4 King Street West
Suite 1320	Suite 1320
Toronto, Ontario, Canada M5H 1B6	Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555	Telephone: (800) 313-6010
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Abraham Arnold President 4 King Street West Suite 1320 Toronto, Ontario, Canada M5H 1B6 Telephone: (416) 603-1555 Facsimile: (416) 864-0175	Copies to: Matthew McMurdo Nannarone & McMurdo LLP 511 Avenue of the Americas Suite 800 New York, NY 10011 Telephone: (917) 318-2865 Facsimile: (646) 390-7090

Kretzmer & Associates, PLLP
Suite 2712, 228 East 45th Street, New York, NY 10017
Telephone: (212) 202-5158
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate dates of commencement of proposed sale of the securities to public: ______ __, 2011

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (5)	Proposed maximum offering price per unit(6)	Proposed maximum aggregate offering price (7)	Amount of registration fee

Common Stock (1)	197,456	$0.00001	$1.97	$0.00001
Common Stock (2)	197,456	$0.00154	$304.08	$0.02168
Silver Certificates (3)	197,456	$0.00237	$469.15	$0.03345
Gold Warrants (4)	197,456	$0.1060	$20,944.75	$1.49336

(1)	Nirek Resources Inc. common stock, no par value per share; newly issued treasury shares.
(2)	Guardians of Gold Inc. common stock, $0.001 par value per share; newly issued treasury shares.
(3)

Silver certificates issued by Nirek Resources Inc. for ten (10) grams of silver, deliverable by March 31, 2014. Delivery of any or all of the silver is not guaranteed. There is a 40% likelihood that there will be a sufficient supply of silver by March 31, 2014 to be delivered in time.

(4)

Gold warrants issued by Nirek Resources Inc., exercisable on or before April 8, 2011 at a cost of $190.00 for ten (10) grams of gold, deliverable by March 31, 2014. Delivery of any or all of the gold is not guaranteed. There is a 10% likelihood that there will be a sufficient supply of gold by March 31, 2014 to be delivered in time.

(5)	Represents the number of shares of such security that may be issued in the registrant’s exchange offer.
(6)

The sum of the offering prices per unit is $0.11 which is the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on February 28, 2011.

(7)

Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the co-registrants, Nirek Resources Inc. and Guardians of Gold Inc., in the exchange offer was calculated as the product of (i) 197,456 shares of Nirek Resources Inc. common stock times 0.013% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on February 28, 2011($0.11); plus (ii) 197,456 shares of Guardians of Gold Inc. common stock times 1.4% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on February 28, 2011($0.11); plus (iii) 197,456 silver certificates issued by Nirek Resources Inc. for ten (10) grams of silver, deliverable by March 31, 2014 times 2.16% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on February 28, 2011 ($0.11) plus (iv) 197,456 warrants issued by Nirek Resources Inc., exercisable on or before April 8, 2011 at a cost of $190.00 for ten (10) grams of gold, deliverable March 31, 2014 times 96.43% of the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on February 28a, 2011 ($0.11).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Guardians of Gold Inc. and Nirek Resources Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This prospectus is not an offer to sell these securities and Guardians of Gold Inc. and Nirek Resources Inc. are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 2, 2011

NIREK RESOURCES INC.

GUARDIANS OF GOLD INC.

Offer to Exchange

(i) 197,456 Shares of Common Stock
of
Nirek Resources Inc.;

(ii) 197,456 Shares of Common Stock
of
Guardians of Gold Inc.;

(iii) 197,456 Silver Certificates
Issued by Nirek Resources Inc.
for Ten (10) Grams of Silver, Deliverable by March 31, 2014 [Delivery of any or all of the
silver is not guaranteed. There is a 40% likelihood that there will be a sufficient supply of silver by March 31, 2014 to be delivered by the prescribed date (see Description of Silver
Certificates, page 74).] and

(iv) 197,456 Gold Warrants
Issued by Nirek Resources Inc.
Exercisable on or before April 8, 2011 at a Cost of $190.00
for Ten (10) Grams of Gold, Deliverable by March 31, 2014 [Delivery of any or all of the
gold is not guaranteed. There is a 10% likelihood that there will be a sufficient supply of gold by March 31, 2014 to be delivered by the prescribed date (see Description of NRI
Warrants, page 76).]

For Shares of Issued and Outstanding
Silver Dragon Resources Inc., Unrestricted Common Stock
On the Basis of an Exchange of one Hundred (100) Silver Dragon Resources Inc. Shares for

(i) One (1) Guardians of Gold Inc. Share of Common Stock;

(ii) One (1) Nirek Resources Inc. Share of Common Stock;

(iii) One (1) Nirek Resources Inc. Silver Certificate for Ten (10) Grams of Silver,
Deliverable by March 31, 2014 [Delivery of any or all of the silver is not guaranteed. There is a 40% likelihood that there will be a sufficient supply of silver by March 31, 2014 to be delivered by the prescribed date (see Description of Silver Certificates, page 74).] and

(iv) One (1) Nirek Resources Inc. Gold Warrant Exercisable on or before April 8, 2011 at a
Cost of $190.00 for Ten (10) Grams of Gold, Deliverable by March 31, 2014 [Delivery of
any or all of the gold is not guaranteed. There is a 10% likelihood that there will be a sufficient supply of gold by March 31, 2014 to be delivered by the prescribed date (see
Description of NRI Warrants, page 76).]

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. TORONTO TIME, ON _____________, 2010, (THE “EXPIRATION DATE”) UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

This prospectus is directed only at persons who are U.S. shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Guardians of Gold Inc. (“GOG”) and Nirek Resources Inc. (“NRI” and together with GOG, the “Offeror”) are offering to exchange (i) 197,456 shares of newly issued common stock of GOG; (ii) 197,456 shares of newly issued common stock of NRI; (iii) 197,456 silver certificates issued by NRI for (10) grams of silver, deliverable by March 31, 2014 (each a “Silver Certificate”) and (iv) 197,456 warrants issued by NRI, exercisable on or before April 8, 2011, each exercisable at a cost of $190.00 for ten (10) grams of gold, deliverable by March 31, 2014 (each, an “NRI Warrant”) for shares of issued and outstanding Silver Dragon Resources Inc. (“SDRG”) unrestricted common stock, at an exchange ratio of (a) one (1) share of GOG common stock; (b) one (1) share of NRI common stock; (c) one (1) Silver Certificate and (d) one (1) NRI Warrant for each one hundred (100) shares of SDRG upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. The GOG common stock and NRI common stock will be treasury stock newly issued in this offer. The GOG common stock and NRI common stock shall be immediately tradable because there is no holding period required for Frankfurt listed shares issued from treasury. Delivery of any or all of the silver and/or gold pursuant to the terms of the Silver Certificates and NRI Warrants, respectively is not guaranteed. There is a 25% likelihood (the “Probability”) that there will be a sufficient supply of both silver and gold by March 31, 2014. This Probability determination was based on a report of the Ross Mine tailings done by Fenton Scott Management Inc. on August 30, 2010 (the “Report”). A letter detailing the Report was attached as Exhibit 99.3. The valuation of the Silver Certificates and NRI Warrants took into consideration the Probability and other risk factors and therefore discounted the value of both the Silver Certificates and NRI Warrants from current market values. This is discussed in more detail below. See Comparative Market Price Data, page 36. In the event there is not a sufficient supply of silver and/or gold by March 31, 2014, NRI shall take certain steps to attempt to remedy such shortfall, which are described in the prospectus. See Other Terms of the Offer, page 54; Description of Silver Certificates, page 74 and Description of NRI Warrants, page 76.

This offer is referred to in this prospectus as the “exchange offer” or the “offer.” The GOG common stock, NRI common stock, Silver Certificates and NRI Warrants are collectively referred to herein as the “Consideration”.

The Offeror is seeking to acquire 19,745,603 issued and outstanding shares of unrestricted SDRG common stock in the offer so that it may own at least 20% of the outstanding SDRG common stock. The Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners. Although the Offeror does not presently have the intention to sell the SDRG common stock taken up under the exchange offer, the Offeror reserves the right to do so. The Offeror does not intend to make any additional offers for shares of SDRG common stock or to effect any business combinations with SDRG, such as a merger or share exchange, after the exchange offer. See Background and Reasons for the Offer, page 37.

GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD “. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. On _______ __, 2010, the last full trading day before the Offeror announced its intention to commence this offer, the closing price of a share of SDRG’s common stock was $[___], the closing price of a share of GOG’s common stock was $[___] and the closing price of a share of NRI’s common stock was $[___]. On ________, 2010, the last full trading day before the Offeror announced its intention to commence this offer, the market price of a gram of silver was $[___]. Being that there is no guarantee that any or all of the required silver will be available to NRI by March 31, 2014, the Offeror has assigned a value to the Silver Certificates equal to $[__] per gram of silver, which is 60% less per gram of silver than the aforementioned market price. Such reduction in value is based on what was determined in the Report. On __________, 2020, the last full trading day before the Offeror announced its intention to commence this offer, the market price of a gram of gold was $[___]. Being that there is no guarantee that any or all of the required gold will be available to NRI by March 31, 2014, the Offeror has assigned a value to the NRI Warrants equal to $[__] per gram of gold, which is 90% less per gram of gold than the aforementioned market price. Such reduction in value is based on what was determined in the Report. Based on these closing prices, the market prices (less the applicable value reduction), the Report and the exchange ratio in the offer of (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG, the Offeror’s offer has a value of $[___] per share of SDRG common stock. This represents a [___]% markup from SDRG’s closing share price on ______________, 2010.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONSIDERATION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 26.

The Offeror’s obligation to exchange the Consideration for shares of SDRG common stock is subject to specified conditions, which are more fully described in The Offer – Conditions of the Offer, page 49. The Offeror’s offer is conditioned on receiving tenders for 19,745,603 shares of the outstanding unrestricted SDRG common stock, however the Offeror may take up a lesser number of shares than the minimum specified herein in its sole discretion. Odd lots of less than 100 shares of SDRG common stock will not be accepted.

The Offeror has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this prospectus.

THE OFFEROR IS NOT ASKING YOU FOR A PROXY AND THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF SDRG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is March 2, 2011.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following questions and answers are intended to address some commonly asked questions regarding the exchange offer. These questions and answers may not address all questions that may be important to you as a shareholder of SDRG. Please refer to the more detailed information contained elsewhere in this prospectus, the exhibits to this prospectus and the documents referred to in and delivered with this prospectus.

What is the Offeror’s proposed transaction?

Pursuant to the registration statement filed with the Securities and Exchange Commission (the “SEC”), of which this prospectus is a part, the Offeror is offering to acquire 19,745,603 of issued and outstanding unrestricted SDRG common stock in exchange for (i) 197,456 shares of newly issued common stock of GOG and (ii) 197,456 shares of newly issued common stock of NRI; along with (A) 197,456 Silver Certificates and (B) 197,456 NRI Warrants (collectively, the “Consideration”).

The common stock to be issued by GOG and NRI will be issued from treasury. The newly issued GOG common stock and NRI common stock will be listed and immediately tradable on the Frankfurt Stock Exchange. There is no holding period required for Frankfurt listed shares issued from treasury. According to SDRG’s shareholder list, as of December 29, 2010, there were 98,728,017 shares of SDRG common stock outstanding. Of these, 71,923,172 shares were unrestricted and freely tradable and 26,804,845 shares were restricted. As of the date of this prospectus, the Offeror holds no shares of SDRG common stock. Upon acceptance of this tender offer, the Offeror would own 19,745,603 shares of SDRG common stock, representing 20% of the outstanding common stock.

Delivery of any or all of the silver and/or gold under the Silver Certificates and NRI Warrants, respectively, is not guaranteed. There is a 25% (the “Probability”) likelihood that there will be a sufficient supply of both silver and gold by March 31, 2014. This Probability determination was based on the Report. A letter detailing the Report was attached as Exhibit 99.3. The valuation of the Silver Certificates and NRI Warrants took into consideration the Probability, as well as other factors, and therefore discounted the value from the current market value of silver and gold. This is discussed in more detail below. See Comparative Market Price Data, page 36. In the event there is not a sufficient supply of silver and/or gold by March 31, 2014, NRI shall take certain steps to attempt to remedy such shortfall which are described in the prospectus. See Other Terms of the Offer, page 54; Description of Silver Certificates, page 74 and Description of NRI Warrants, page 76.

How many shares will the Offeror purchase in the offer?

The Offeror will purchase 19,745,603 shares of issued and outstanding unrestricted SDRG common stock in the offer. The Offeror may choose to purchase more shares than the aforementioned amount. In the event that fewer than 19,745,603 unrestricted shares are offered, the Offeror may choose to forgo the offer. However, at the sole option of the Offeror, a number of shares less than the minimum specified herein may be accepted.

What will I receive in exchange for my SDRG shares?

In exchange for each 100 shares of SDRG common stock purchased from you pursuant to the offer, you will receive (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant. The amount of each item of the Consideration into which each 100 shares of SDRG common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.” GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. The newly issued GOG common stock and NRI common stock will be listed and immediately tradable on the Frankfurt Stock Exchange. There is no holding period required for Frankfurt listed shares issued from treasury.

What is the per share value of the offer?

On ________, 2010, the most recent full day of trading before the Offeror announced its intention to tender pursuant to this form, the closing price of each share of SDRG common stock was $[__], the closing price of a share of GOG’s common stock was $[__] and the closing price of a share of NRI’s common stock was $[__]. Also, on ______, 2010, the market price of a gram of silver was $[___]. Being that there is no guarantee that any or all of the required silver will be available to NRI by March 31, 2014, the Offeror has assigned a value to the Silver Certificates equal to $[__] per gram of silver, which is 60% less per gram of silver than the aforementioned market price. Such reduction in value is based on what was determined in the Report. The market price of a gram of gold was $[___]. Being that there is no guarantee that any or all of the required gold will be available to NRI by March 31, 2014, the Offeror has assigned a value to the NRI Warrants equal to $[__] per gram of gold, which is 90% less per gram of gold than the aforementioned market price. Such reduction in value is based on what was determined in the Report. The exchange ratio in the offer would value SDRG at $[___] per share. This represents a markup of [___]% to the SDRG closing price described above.

Why is the value of the Silver Certificates and NRI Warrants lower per gram of silver and gold, respectively, than the current market price per gram of silver and gold, respectively?

The silver to be delivered pursuant to the Silver Certificates and the gold to be purchased pursuant to the NRI Warrants is being supplied according to an agreement between NRI and GOG, dated June 21, 2010 (the “Agreement”). However, as clearly stated in this agreement, GOG does not guarantee delivery of any or all of the silver and/or gold required to fulfill the necessary supply to be delivered pursuant to the Silver Certificates and purchased according to the NRI Warrants. GOG does not guarantee the delivery of the silver and gold because it has yet to be mined. The Report states that the most likely case is that there is an aggregate of four million tons of silver and gold tailings available in the Ross Mine, which will be the source of the silver and gold. The Report further states that there is a 25% probability that a comprehensive sampling of the Ross Mine tailings will identify an aggregate of six million tons of tailings of recoverable silver and gold.

Based on the Report and other factors including the expectation that for every ounce of gold processed at the Ross Mine, there will be approximately four ounces of silver processed at the same time, the Offeror has determined that (i) there is a 40% likelihood that the supply of silver will be enough to meet the aggregate demand represented by the Silver Certificates by March 31,

2014 and (ii) there is a 10% likelihood that the supply of gold will be enough to meet the aggregate demand represented by the NRI Warrants by March 31, 2014. Therefore, the Offeror has multiplied the current market price of a gram of silver by .40 in determining the value of the Silver Certificates and has multiplied the current value of a gram of gold by .10 in determining the value of the NRI Warrants.

What will NRI do in the event there is insufficient silver and/or gold to meet the demand of the holders of the Silver Certificates and NRI Warrants by March 31, 2014?

NRI and GOG have agreed to amend the Agreement to extend the time frame for supplying the silver and gold in the event there is insufficient silver and/or gold by March 31, 2014. If NRI is forced to amend the Agreement, the Offeror will ask the shareholders who participated in the offer to wait for a reasonable amount of time to receive the subject silver and/or gold. In the event a shortfall in the supply of silver and/or gold remains after the expiration of such reasonable period, the Offeror will continue to explore alternative commodity sources of both silver and gold to meet the demand of the holders of the Silver Certificates and NRI Warrants.

Is the offer open to all shareholders?

The offer is only open to U.S. shareholders who can tender unrestricted common shares of SDRG.

May I tender in lots of less than 100 shares of SDRG common stock?

No, odd lots of less than 100 shares of SDRG common stock will not be accepted.

What does the Board of Directors of SDRG think about the offer?

SDRG has assessed the terms and conditions of the offer to exchange SDRG unrestricted shares for the Consideration. SDRG will likely not be taking a position for either acceptance or rejection of the offer, leaving it up to their shareholders to take the action they deem appropriate based on their individual advisers’ analysis.

Why is the Offeror offering to exchange the Consideration for SDRG?

The Offeror believes additional value can be discovered by supplementing SDRG’s business through increasing SDRG’s opportunities in the resource industry, thereby enhancing its investment in SDRG. In addition, the Offeror hopes to explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Will I be taxed on the SDRG stock I receive?

The receipt of the Consideration by a U.S. holder in exchange for its shares of SDRG common stock pursuant to the offer is not expected to be a taxable transaction for U.S. federal income tax purposes. See The Offer-Taxation, page 48.

Is GOG’s financial condition relevant to my decision to tender in the offer?

Yes, GOG’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of GOG common stock. You should therefore, consider GOG’s financial condition before you decide to become one of GOG’s stockholders through the offer. This prospectus contains financial information regarding GOG and SDRG, which we encourage you to carefully review.

Is NRI’s financial condition relevant to my decision to tender in the offer?

Yes, NRI’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of NRI common stock and NRI Warrants. You should therefore, consider NRI’s financial condition and ability to deliver the gold to be issued upon exercise of the NRI Warrants before you decide to accept the offer. This prospectus contains financial information regarding NRI and SDRG, which we encourage you to carefully review.

Will I have to pay any fee or commission to exchange shares?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker dealer commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

When and how do I receive the Consideration for my tendered shares?

The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Silver Certificates and NRI Warrants shall be deposited with the Depository by NRI. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting such Consideration to you. In all cases, exchange of tendered shares will be made only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If I decide not to tender, how will the offer affect my shares?

The exchange of shares of SDRG common stock pursuant to the offer will reduce the number of holders of SDRG common stock and could adversely affect the liquidity, marketability and value of the shares of SDRG common stock.

Are dissenters’ rights available?

Dissenters` rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process. Dissenters` rights are not available in the offer.

What is the market value of my SDRG shares as of a recent date?

On _________, 2011 the closing price of a share of SDRG common stock was $[____]. The Offeror advises you to obtain a recent quotation for the SDRG common stock before deciding whether to tender your shares.

The cover page to this Prospectus states that the offer is subject to change and that the Registration Statement filed with the SEC is not yet effective. Does this mean that the offer has not commenced?

Yes. While completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence, our offer has not yet commenced. Also, we cannot, accept for exchange any shares tendered in the offer or exchange any shares of SDRG common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or to the extent legally permissible, waived.

EXCHANGE RATE INFORMATION; EXCHANGE CONTROLS

All audited financial statements for GOG and NRI are shown in Canadian dollars. All other dollar figures are shown in United States dollars. The shares of common stock of GOG (QGD) and NRI (3N6) trade on the Frankfurt Stock Exchange in Euros with their trading symbols shown in brackets.

In this prospectus, unless otherwise specified or the context requires, references to “U.S. $” or “U.S. dollars” are to United States dollars, references to “Cdn $” are to Canadian dollars and references to “€” are to Euros.

The following tables contain the exchange rate of U.S. dollars for Cdn $ and the exchange rate of U.S. dollars for €. This information has been extracted from the OANDA Historical Exchange Rate tables (see www.oanda.com/currency/historicalrates).

Exchange Rate of U.S. dollars for Canadian Dollars

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	1.074	1.187	.906
Jan. 1 to Dec. 31, 2008	1.067	1.301	.971
Jan. 1 to Dec. 31, 2009	1.142	1.306	1.021
Jan. 1 to Dec. 31, 2010	1.037	1.077	.997
Jan.1 to Jan. 31, 2011	.994	1.00	.987

Exchange Rate of U.S. dollars for Euros

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	.731	.777	.668
Jan. 1 to Dec. 31, 2008	.683	.811	.624
Jan. 1 to Dec. 31, 2009	.719	.803	.66
Jan. 1 to Dec 31, 2010	.757	.823	.691
Jan 1 to Jan. 31, 2011	.752	.775	.729

Canadian dollars and Euros are both convertible into U.S. dollars free floating rates. Currently there are no restrictions on the flow of the currencies.

WHERE YOU CAN FIND MORE INFORMATION

Questions and requests for assistance may be directed to the Depository or the Offeror and additional copies of the letter of transmittal and the notice of guaranteed delivery may be obtained without charge on request from those persons at their respective offices shown on the letter of transmittal. Shareholders whose SDRG shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

SDRG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SDRG files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SDRG’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

NRI and GOG have filed a registration statement on Form F-4 to register with the SEC the offering and sale of shares of GOG common stock and NRI common stock to be issued in the offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. For further information, reference is made to the registration statement and its exhibits. NRI and GOG have filed, and may file in the future, amendments to the registration statement. Also, on ________, 2010, GOG and NRI filed with the SEC a Tender Offer Notification Form on Form CB under the Securities Exchange Act of 1934, as amended, to furnish certain information about the offer, and GOG and NRI may file amendments to the Form CB. In addition, on ________, 2010, GOG and NRI filed with the SEC a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended, together with exhibits, to furnish certain information about the offer, and GOG and NRI may file amendments to the Schedule TO. You may obtain copies of the amended Form F-4, the Form CB and the Schedule TO (and any amendments to those documents) by contacting NRI, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (416) 603-1555 or by contacting GOG, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (1-800-313-6010).

NOTE ON SDRG INFORMATION

In respect of information relating to SDRG’s business, operations and management presented in, or omitted from, this prospectus, the Offeror has relied upon publicly available information, primarily information publicly filed by SDRG with the SEC. Information publicly filed by SDRG may be examined and copies may be obtained at the places and in the manner set forth in the preceding Section, Where You Can Find More Information. The Offeror is not affiliated with SDRG. Publicly available information and information provided by SDRG concerning SDRG may contain errors. The Offeror has no knowledge that would indicate that any statements contained herein regarding SDRG’s operations, financial condition or condition in general are inaccurate, incomplete or untrue. However, the Offeror was not involved in the preparation of any publicly available documents or reports of SDRG.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offeror will amend or supplement this prospectus to include any and all information the Offeror receives from SDRG, if the Offeror receives the information before the offer expires and the Offeror considers it to be material, reliable and appropriate.

PROSPECTUS SUMMARY

The following is a summary of the information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents to which it refers.

The Companies

Guardians of Gold Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (1-800-313-6010)

General

GOG is a publicly traded company listed on the Frankfurt Stock Exchange under the symbol QGD, trading in the “EURO” currency. GOG is a corporation incorporated under the laws of Nevada.

GOG is a mining company that intends to reprocess precious and base metals mine tailings utilizing a proprietary refining process. An agreement, dated April 20, 2009, between GOG and E.F. Martinello & Associates Inc. (“Martinello”), a corporation incorporated under the laws of Ontario was entered into, whereby Martinello has the right to own 37.4% of the shares of common stock of GOG (16,900,000 shares). This agreement gives GOG over 51% of the mineral rights to the tailings deposits (the “Ross Tailings Deposit”) located in and around the Ross Mine on the Ross Mine Property for the purpose of processing, extracting and recovering base metals from such tailings deposit through the proprietary rapid metal recovery process (“RMR”) by building a RMR plant. RMR utilizes off -the shelf components, can be built in modules, satisfies environmental concerns leaving only safe, insoluble residues and achieves better than 95% recovery of precious metals.

The availability of the RMR technology enables GOG to seek out and secure discontinued mining operations where large deposits of tailings have been abandoned. Historically, such tailing sites contain 1 to 3 grams per ton of metals such as gold, silver, copper, lead and zinc.

The Ross Mine is in Holtyre, Northern Ontario, Canada and is GOG’s first planned operating site. GOG is in the process of securing permits to build a processing facility. Once completed, the facility will be able to process the more than 6.8 million tones of tailings located on the property that were processed from 1939 to 1989. Once operational, the facility should be able to process over 4,000 tons of tailings per day.

The Ross Mine has a tailings site contains 6,800,000 tons tailings feed with values of:

GOLD (Au) -	0.023 oz. per ton -	Gold 156,000 ounces above ground

SILVER (Ag) -	0.130 oz per ton -	Silver 884,000 ounces

COPPER (Cu)-		Copper 16,000,000 pounds

ZINC (Zn)		Zinc 19,000,000 pounds

LEAD (Pb)		Lead 19,000,000 pounds

HEMATITE (Fe2O3)		Hematite 271,000 tons

GOG plans to utilize the RMR production process on its Ross Mines site and to make arrangements to process tailings from adjacent sites when the existing site has been exhausted. Under its current proposed processing plan, GOG hopes to be able to generate margins of more that 65% over its operating expenses.

The unique elements of GOG’s strategy is the exploitation of both the proprietary nature of the RMR process and the Ross Mine site, which has excellent access to labor, transportation and power. Since there are several adjacent sites available, GOG’s operations can expect to remain in place for years beyond the time needed to process its initial deposits. Utilizing this strategy, GOG is making use of a low impact, environmentally acceptable process that conforms to the general development plan put forth by the Ontario Provincial Government in its 2009 minerals plan. GOG also has an option to do further mining on the site.

The RMR process dissolves metals in ore economically in an environmentally sound and safe manner in lieu of smelting. Recovery of metals is by conventional means which includes evaporation, cementation, electrowinning or use of the ion exchange process.

Plant operations will proceed in three stages. The first is the permitting stage which is expected to take four to six months. The second is the construction and operation of a prototype facility capable of processing up to 1000 tons of tailings per day. This stage should last eight months until final permitting is completed. Upon completion of stage two modular increases in the plant will bring the processing capacity up to 4,000 tons per day. It is expected that stage three will be in operation for approximately four (4) years before the tailings on the Ross Mine site are exhausted.

Operations of the plant will be carried out by Martinello, owner of the proprietary RMR process. The process contains an operating line consisting of excavator, pipeline, mixer, pumps, head box feeder, belt concentrator and spiraling equipment. All of the equipment for the process is readily available “off the shelf” requiring no fabrication or regulatory oversight.

GOG is a United States company. However all of its officers and directors are residents of Canada and a majority of its assets, are located outside the United States.

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. GOG currently has 45,136,000 issued and outstanding common shares.

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one mining property in Quebec. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse) under the symbol 3N6.

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

The company originally acquired options on gold mining properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties; however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, which NRI currently has an option agreement on, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective mineral properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated on a one-for ten-basis. As of April 21, 2010, there were 17,636,299 shares outstanding.

Silver Dragon Resources Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario, M2N 6L9
(416) 223-8500

General

SDRG is a corporation incorporated in Delaware. SDRG is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. SDRG’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. We are engaged in the acquisition, exploration and development of silver and other mineral properties in China and Mexico. SDRG’s primary focus is the exploration of nine properties located in the Erbaohuo Silver District in Northern China, as well as the Cerro Las Minitas property located in Guadalupe, Durango, Mexico. SDRG is still in its exploration stage and has not generated any revenues from the mining properties in China and Mexico.

History

SDRG was initially incorporated in the State of Delaware on May 9, 1996 under the name of American Electirc Automobile Company Inc. On July 16, 2002, it changed its name to American Entertainment & Animation Corporation. On February 25, 2005, SDRG again amended its Certificate of Incorporation to change the name to Silver Dragon Resources, Inc. in order to better reflect its business focus on global silver exploration and development. SDRG operates in Mexico through a wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (“Silver Dragon Mexico”), a Mexico company incorporated on April 21, 2006.

SDRG owns 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top”), which was originally formed by Sino Silver and certain other Chinese individuals as a joint venture company.

SDRG is actively preparing for listing on a Canadian stock exchange.

The Offer (See Page 39)

The Offeror is offering to exchange the Consideration at an exchange ratio of (i) one (1) share of GOG common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG common stock upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. Odd lots of less than 100 shares of SDRG common stock will not be accepted. If more than 19,745,603 shares of unrestricted SDRG common stock are validly tendered and not properly withdrawn, all shares tendered will be purchased on a pro rata basis, in round lots of 100. The offer is for 19,745,603 shares of unrestricted SDRG common stock being tendered, however, the Offeror, at its sole discretion, may take up less than the minimum.

As of November 6, 2009, Marc Hazout, a director of SDRG, beneficially owned approximately 21% of SDRG’s outstanding common stock.

A copy of the letter of transmittal is attached to this prospectus. We encourage you to read it carefully.

Background and Reasons for the Offer (See Page 37)

The purpose of the offer is to enable the Offeror to acquire at least 20% of the outstanding shares of SDRG common stock. The Offeror then proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Ownership of GOG after the Offer (See Page 47)

Based on the exchange ratio for the offer, the Offeror estimates that if 19,745,603 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 0.43 % of the outstanding shares of GOG common stock.

Ownership of NRI after the Offer (See Page 47)

Based on the exchange ratio for the offer, the Offeror estimates that if 19,745,603 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 1.04% of the outstanding shares of NRI common stock.

Conditions of the Offer (See Page 49)

The Offeror’s obligation to exchange the Consideration for SDRG common stock is subject to several conditions, including the effectiveness with the SEC of a registration statement registering the shares of GOG common stock and NRI common stock to be exchanged in the offer and the valid tender of the minimum number of SDRG shares.

Expiration Date of the Offer

The offer is scheduled to expire at 1:00 p.m., Toronto time, on _______, 2011 unless extended by the Offeror. To the extent legally permissible, the Offeror reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any unrestricted shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares (See Page 42)

The procedure for tendering shares of SDRG common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. A letter of transmittal with instructions for tendering shares accompanies this prospectus.

Withdrawal Rights (See Page 45)

You can withdraw tendered shares at any time until the offer has expired and, if the Offeror has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.

Commitments to Tender (See Page 52)

There are no commitments to tender or refrain from tendering any SDRG Shares.

Regulatory Approvals

The Offeror is not aware of any material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights (See Page 104)

You will receive GOG common stock and NRI common stock if you tender your shares of SDRG common stock in the offer. There are some differences between the rights of a stockholder of SDRG, a Delaware corporation, and the rights of a stockholder of GOG, a Nevada corporation, or the rights of a stockholder of NRI, an Ontario corporation. These differences, as well as the similarities of the stockholders’ rights, are described herein.

Risk Factors (See Page 26)

SDRG shareholders should carefully consider the risk factors listed in this prospectus in evaluating whether to accept the offer.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. The Offeror’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding us and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while the Offeror believes the assumptions on which the forward-looking statements are based are reasonable, we cannot be certain that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

You should carefully consider the following risks before deciding whether to accept the exchange offer and tender your SDRG common stock.

Risk Factors Relating to the Offer

Because the market price of shares of GOG common stock, shares of NRI common stock, silver and gold may fluctuate while the exchange ratio is fixed, SDRG stockholders cannot be sure of the market value of the Consideration that they will receive in the offer.

Subject to the terms and conditions of the offer, (i) one (1) share of GOG common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant will be exchanged for each 100 shares of SDRG common stock that are accepted for exchange pursuant to the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price or market value of the Consideration or the price of SDRG common stock. If the market value of the Consideration declines (which may occur as a result of a number of reasons, many of which are out of the Offeror’s control, including as a result of the risks described in this RISK FACTORS Section), SDRG stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before the Offeror announced its intention to commence the original offer. Because the offer may not be completed until specified conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer and the time that the Offeror accepts shares of SDRG common stock for exchange. See The Offer — Conditions of the Offer, page 49. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the Consideration that will be issued to you if the Offeror accepts your shares for exchange. SDRG stockholders are urged to obtain current market quotations for GOG common stock, NRI common stock, silver, gold and SDRG common stock when they consider whether to tender their shares of SDRG common stock pursuant to the offer.

The Offeror did not obtain an independent appraisal of the value of SDRG, or an independent opinion on the fairness of the Offeror’s offer.

The exchange offer was formulated by the management of GOG and NRI without obtaining any appraisal, or other opinion, from an independent third party, such as an investment bank, about the relative values or about the fairness of the Offeror’s offer. SDRG shareholders have no independent opinion or other assurance that the offer being made by the Offeror reflects the fair market value of the SDRG common stock to be acquired by the Offeror.

This transaction may adversely affect the liquidity and value of non-tendered SDRG common stock.

In the event that the Offeror accepts for exchange those shares tendered in the offer, the number of stockholders and the number of shares of SDRG common stock held by individual holders will be reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the shares of SDRG common stock.

Your attempted enforcement of civil liabilities of the Offeror under the United States federal securities laws may be ineffective.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that NRI is incorporated under the laws of the Province of Ontario, all of the directors and officers of GOG and NRI are residents of Canada and the Depository and some of the experts named in the prospectus are residents of Canada and all or a substantial portion of the assets of GOG and NRI and of such persons may be located outside the United States.

The price of NRI’s common stock is subjected to volatility.

The market for NRI’s common stock is highly volatile. The trading price of NRI’s common stock is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to their markets or relating to NRI could result in an immediate and adverse effect on the market price of their common stock. The highly volatile nature of NRI’s stock prices may cause investment losses for their shareholders. If securities class action litigation is brought against NRI, such litigation could result in substantial costs while diverting management’s attention and resources.

The price of GOG’s common stock is subjected to volatility.

The liquidity for GOG’s common stock is currently low due to its recent approval for listing on December 6, 2010. GOG’s trading pattern may be subject to significant volatility since its liquidity and price are being tested by market conditions.

Risk Factors Relating to GOG’s Business

GOG does not have sufficient funds to meet all of its future obligations.

GOG will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

GOG may need significant additional funds to continue operations, which it may not be able to obtain.

GOG may require future financing through the issuance of equity or debt to fund its future exploration, development and operations. There can be no assurance that additional financing will be available to GOG when needed or on terms acceptable to GOG. In addition, capital markets have been volatile in recent months, and continued volatility could limit GOG’s ability to obtain financing, even if GOG has positive business results. GOG’s inability to raise funding to support ongoing operations and to fund capital expenditures or acquisitions may limit GOG’s growth or may have a material adverse affect upon GOG. GOG estimates that it will require approximately $3,000,000 over the next 12 months to fund its anticipated capital requirements and operations.

As a result of the weakened global economic situation, GOG may have restricted access to capital and borrowing costs may increase.

Although GOG’s business and asset base have not changed, the lending capacity of some financial institutions was reduced and in some circumstances risk premiums were increased. As future capital expenditures will be financed out of funds generated from operations, borrowings and possible future equity sales, GOG’s ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the energy industry and GOG’s securities in particular. To the extent that external sources of capital become limited or unavailable, or available on onerous terms, GOG’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of operations may be materially and adversely affected as a result. Should funds generated from operations be lower than expected or capital costs for these projects exceed current estimates, or if GOG incurs major unanticipated expenses related to development or maintenance of its existing properties, it may be required to seek additional capital to maintain its capital expenditures at planned levels. Failure to obtain any financing necessary for GOG’s capital expenditure plans may result in a delay in development or production on GOG’s properties.

The impact of governmental regulation could adversely affect GOG’s business.

GOG’s business is subject to applicable domestic laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of mines, rates of production, prevention of waste and other matters. In addition, GOG’s operations are subject to complex environmental laws and regulations adopted by domestic jurisdictions where it operates.

GOG could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

GOG could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, GOG cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect Its business. In addition, because GOG may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

GOG may be unable to obtain regulatory and other required third party approvals in a timely manner.

In assessing the feasibility of potential gold and silver and other precious metals projects and in estimating the value of and the projected start-up dates for pilot projects and commercial operations, GOG’s management has made numerous assumptions that GOG will be able to obtain regulatory (including in respect of applicable environmental matters) and other required third party approvals in a timely manner and that the regulatory framework representing royalties, taxes and environmental matters will continue to support such projects.

GOG may be unable to find strategic partners in order to enable it to fund projects at prices which support such projects.

GOG’s management has assumed that GOG will be able to find strategic partners in order to enable it to fund projects and future prices for minerals will continue to be at levels which support such projects. These assumptions may prove to be false which would adversely affect GOG’s business.

GOG may be unable to obtain qualified staff and equipment in a timely and cost efficient manner

GOG may not be able to obtain qualified staff and equipment in a timely and cost efficient manner. In the event this occurs, there could be an adverse effect on the ability of GOG to commence projects within noted timelines, or at all.

Risk Factors Relating to NRI’s Business

NRI does not have sufficient funds to meet all of its future obligations.

NRI will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

NRI will need significant additional funds to continue operations, which it may not be able to obtain.

NRI estimates that it will require approximately $500,000 over the next 12 months to fund its anticipated capital requirements and operations.

NRI’s success depends on its ability to hire and retain skilled operating, marketing, technical, financial and management personnel.

In the mining sector, competition in connection with hiring and retaining skilled, dependable personnel is intense. NRI may not offer salaries or benefits that are competitive with those offered by its competitors, who may have significantly more resources when compared to NRI. As such, even if NRI was to succeed in hiring skilled personnel, it may not succeed in retaining them.

Because NRI has limited capital, it may have to limit its exploration activity.

Because NRI has limited capital, it must limit its exploration activity. This may limit NRI’s ability to generate revenues.

Exploration, development and mining activities involve a high degree of risk.

NRI cannot assure you of the success of its planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns.

NRI’s exploration may be curtailed, delayed or cancelled.

NRI’s exploration activities may be curtailed, delayed or cancelled, as a result of numerous factors, many of which are beyond its control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If NRI’s drilling activities are not successful, it will experience a material adverse effect on its future results of operations and financial condition.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, NRI cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect its business. In addition, because NRI may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

Risk Factors Relating to Ownership of GOG’s Common Stock

GOG’s common stock has limited liquidity.

The liquidity for GOG’s common stock is currently low due to the recent completion of the listing on December 06, 2010. GOG trading pattern maybe subject to significant volatility since its liquidity and price are being tested by market conditions. Therefore, there are many factors which can influence the volatility, for example: quarterly variations in operating and financial results, and general economic and market conditions.

The trading price of GOG’s common stock may be volatile.

The trading price of GOG’s common stock may be subject to significant fluctuations, which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of GOG’s common stock may also be significantly affected by changes in commodity prices, currency exchange fluctuation, GOG’s financial condition or results of operations, a weakened global economic situation, an inability to generate sufficient cash flow, an inability to complete mergers or acquisitions or a decrease in the demand for infrastructure renewals projects.

If securities or industry analysts do not publish research or reports about GOG’s business or if they issue an adverse or misleading opinion regarding GOG stock, its price and trading volume could decline.

The trading market for GOG’s common stock will be influenced by the research and reports that industry or securities analysts publish about GOG or its business, if any. Currently, there are no analysts reporting on GOG’s common stock.

GOG may incur substantial debt.

Loans GOG obtains may be collateralized by some or all of its properties or other assets, which will put those properties or other assets at risk of forfeiture if GOG is unable to pay its debts.

Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

GOG intends to make foreign investments and will be susceptible to risks associated with such investments.

GOG intends to make foreign investments and will be susceptible to risks associated with such investments, including changes in currency exchange rates, foreign taxes, adverse political or economic developments and changes in foreign laws.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GOG investments and GOG operations and cause lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GOG’s investments and operations. GOG believes that the risks associated with GOG’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in minerals prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for GOG’s business opportunities and investments.

Risk Factors Relating to Ownership of NRI’s Common Stock

The trading price of NRI’s common stock may be volatile with limited liquidity.

The trading prices of NRI’s common stock may be highly volatile. Trading volume is light and may not increase, resulting in limited liquidity for stockholders. Factors affecting the trading price of NRI’s common stock will include:

•	variations in its operating results;

•	continued weakened global economic situation;

•	ability to generate sufficient cash flow;

•	ability to complete mergers and acquisitions; and

•	delays with environmental government permits.

If securities or industry analysts do not publish research or reports about NRI’s business or if they issue an adverse or misleading opinion regarding NRI stock, its price and trading volume could decline.

The trading market for NRI’s common stock will be influenced by the research and reports that industry or securities analysts publish about NRI or its business, if any.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of NRI investments and NRI operations and cause lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of NRI’s investments and operations. NRI believes that the risks associated with NRI’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in minerals prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for NRI’s business opportunities and investments.

Risk Factors Relating to Ownership of Silver

The market price of silver is volatile.

Historically, the price of silver generally moves up or down in tangent with the price of gold. The usual ratio is 40 to 1, though presently it is closer to 72 to 1, so the ratio could tighten. NRI cannot assert, with any certainty, whether this will occur. It cannot be predicted what the price of silver will be by March 31, 2014.

Silver prices are affected by numerous factors beyond anyone’s control.

Silver prices fluctuate widely and are affected by numerous factors beyond anyone’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone’s predictive abilities. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Mining for silver and other base or precious metals may involve unprofitable efforts.

Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Risk Factors Relating to Ownership of Gold

The market price of gold is volatile.

Since 2000, the price of gold has gradually climbed from $650 to over $1,410 per ounce. However, the price can decrease steeply in a short time. NRI cannot assert, with any certainty, what the price of gold will be by March 31, 2014.

Gold prices are affected by a number of factors which are beyond NRI’s control.

Gold prices are subject to significant fluctuation and are affected by a number of factors which are beyond NRI’s control. Such factors include, but are not limited to, interest rates, exchange rates, inflation, deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand and the political and economic conditions of major gold-producing countries throughout the world. The price of gold and other precious and base metals has fluctuated widely in recent years and future serious price declines could cause continued development of and commercial production from the Corporation’s mineral interests to be impracticable. Depending on the price of gold and other precious metals, projected cash flow from planned mining operations may not be sufficient and NRI could be forced to discontinue development and may lose its interest in, or may be forced to abandon participation in the Tailings project. Future production from NRI’s mineral interests is dependent on gold prices that are adequate to make these properties economic.

Risk Factors Relating to Ownership of Silver Certificates and NRI Warrants

The delivery of all or some of the silver to the owners of Silver Certificates and/or the delivery of all or some of the gold to the owners of NRI Warrants may not occur by March 31, 2014, as planned.

In the Agreement between NRI and GOG, a Nevada corporation, GOG undertakes to use “best efforts” to deliver quantities of silver and gold to NRI, in order for NRI to deliver silver to the owners of the Silver Certificates and the gold to the owners of the NRI Warrants. This may not occur as planned for the following reasons:

a)	GOG is not guaranteeing the delivery of the silver and gold. GOG shall attempt to provide the silver and gold on a “best efforts” basis.

b)	GOG is relying on its arrangement with E.F. Martinello and Associates Inc. to recover the precious metals from tailings.

c)	The process used to unlock the metals from the ore in a vessel could meet with unforeseen problems and delays in reaching capacity.

d)	GOG has limited management experience in the resource industry in respect to the exploration and development of processing equipment.

e)	GOG will need to rely on outside contractors and independent consultants to advance the project.

f)	Regulatory approval is required to commence the process.

The delivery of all or some of the silver and/or gold to NRI is not guaranteed and NRI currently has no alternate source.

NRI has no definitive source of silver or gold. GOG has agreed to use “best efforts” to supply the silver and gold but has made no guarantee that it will be able to fulfill the need. Furthermore, NRI has no alternate plan to obtain the necessary amount of silver or gold. Although NRI will continue to explore alternative commodity sources of both silver and gold to meet the demands of the holders of the Silver Certificates and NRI Warrants in the event of a shortfall in the supply, if NRI is unable obtain the necessary amount of silver and/or gold, you may not receive the value in silver and/or gold that you expect.

NRI has no history of operations.

NRI is an early stage mining company with no history of operations. NRI has limited funds available for development of its proposed mineral exploration and joint exploration projects and there can be no assurance the necessary funds required, will be raised.

NRI is dependent on certain key personnel.

NRI’s success will largely depend on the efforts and abilities of officers and directors. While NRI does not foresee any reason why such officers or directors will not remain, if for any reason they do not, NRI might be adversely affected.

Certain directors and officers of NRI may have conflicts of interest.

Certain of the directors and officers of NRI are directors or officers of other companies and, to the extent that such other companies may participate in ventures either in competition with NRI, or in which NRI participates, they may have a conflict of interest in negotiating and concluding terms related to such participation. In the event that such a conflict of interest arises at a meeting of the directors or officers of NRI, a director or officer who has such a conflict will abstain from voting for or against the approval of such participation. In appropriate cases NRI will establish a special committee of independent directors to review a matter in which several directors, officers or management, may have a conflict. Except as indicated or as required under the corporate governance rules of any regulatory body having jurisdiction, NRI does not have any other procedures or mechanisms for dealing with conflicts of interest. These may not be sufficient to compensate for any conflict of interest.

NRI’s directors are dependent on consultants for professional industry advice.

NRI’s directors have limited experience in the mineral exploration business. For technical advice on mineral matters, NRI’s Board of Directors relies on the input of professional geologists who act as independent consultants. The lack of availability of qualified consultants could have an adverse impact on NRI.

Resource exploration is a high risk business.

Funds for exploration are required for NRI to remain a going concern. Exploration is considered to be a high risk business because of the difficulty in discovering resources of sufficient grade and volume to justify the decisions of developing a mine. In addition, NRI has made an investment in other resource companies, specifically Millstream Resources Inc. NRI may make other investments in resource companies, take options on claims of mineral properties as well as enter into joint venture arrangements with other companies on properties.

Resource exploration is very speculative.

Unprofitable efforts may result not only from the failure to discover mineral deposits, but also from finding mineral deposits which, though present, are insufficient in size to return a profit from production. Mineral properties are often non-productive for reasons that cannot be anticipated in advance. It cannot be accurately predicted whether NRI’s operations will result in an adequate return on invested capital in exploration and property development.

The mining industry is intensely competitive.

The mining industry is intensely competitive and even if commercial quantities of mineral resources are discovered, there are many factors to determine if the sale of such minerals can be profitable. NRI competes against larger companies for such items as funding and drilling arrangements. In addition, because larger companies have significantly more assets, financial resources and human resources than NRI, such companies may be able to sustain losses more easily than NRI.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations of NRI’s silver and gold source.

Because the requirements imposed by these laws and regulations frequently change, NRI cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect the operations of GOG and subsequent anticipated delivery of silver and gold by GOG to NRI. In addition, because GOG has acquired interest in the Ross Mine Tailings that have been operated in the past by others, GOG may be liable for environmental damage caused by its former operators which would affect the ability of GOG to deliver silver and gold to NRI.

COMPARATIVE MARKET PRICE DATA

GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table lists the closing prices per share for the common stock of GOG, NRI and SDRG on the Frankfurt Stock Exchange and OTC Bulletin Board, respectively, on ______, 2011, the last full trading day before the Offeror announced its intention to commence the exchange offer. The table illustrates the value of the Consideration you would receive based on these closing prices, the current market value of silver and gold and the exchange ratio for the offer.

	Per Share	Per Share Price	Per Share Price	Value
	Price of	of NRI	of SDRG	of the Stock Portion of
	GOG Common Stock	Common Stock	Common Stock	Consideration per Share of SDRG Common Stock

____, 2011	$[ ]	$[ ]	$[ ]	$[ ]

The value of each share of GOG common stock and NRI common stock is only a portion of the value to be received by an SDRG stockholder who tenders SDRG common stock. The Consideration to be exchanged for each 100 shares of SDRG common stock also includes a Silver Certificate and an NRI Warrant. On ____, 2011, the market price of a gram of silver was $[___]. Being that there is no guarantee that any or all of the required silver will be available to NRI by March 31, 2014, the Offeror has assigned a value to the Silver Certificates equal to $[__] per gram of silver, which is 60% less per gram of silver than the aforementioned market price. Such reduction in value is based on what was determined in the Report. The market price of a gram of gold was $[___]. Being that there is no guarantee that any or all of the required gold will be available to NRI by March 31, 2014, the Offeror has assigned a value to the NRI Warrants equal to $[__] per gram of gold, which is 90% less per gram of gold than the aforementioned market price. Such reduction in value is based on what was determined in the Report.

	Value of each Silver Certificate	Value of each NRI Warrant	Per Share Price of SDRG Common Stock	Value of the Remaining Portion of Consideration per Share of SDRG Common Stock

_____, 2011	$[ ]	$[ ]	$[ ]	$[ ]

As stated above, the value of the stock portion of the Consideration to be received by SDRG shareholders per share of SDRG common stock is $_____. The value of the remaining portion of the Consideration to be received by SDRG shareholders per share of SDRG common stock is $_____. Therefore the total value of the Consideration per share of SDRG common stock is $_____.

The value of the offer will change as the market prices of GOG common stock, NRI common stock, silver, gold and SDRG common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive the Consideration. You are encouraged to obtain current market quotations prior to making any decision with respect to the offer.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

In December 2009, GOG and NRI researched SDRG’s property holdings, management and stock trading. GOG and NRI concluded that the SDRG’s stock volatility did not reflect well on the management and operations. They believe they can assist in bringing more stability to SDRG’s ongoing operations and financial plans.

As both GOG and NRI work with professionals in the mining industry and are engaged in mining projects, they believe they can be of assistance to SDRG’s strategic plans and development. GOG and NRI believe that, over the long term, SDRG’s asset value will improve and eventually be reflected in SDRG’s share price. In addition, GOG and NRI believe that there may be joint venture opportunities with SDRG.

Resolutions authorizing management to pursue the exchange offer was passed by the Board of Directors of NRI on December 4, 2009. Resolutions authorizing management to consider the exchange offer was passed by the Board of Directors of GOG on December 5, 2009.

Initially, GOG was a co-registrant in the F-4 exchange offer for SDRG shares. GOG’s was offering ten million (10,000,000) shares of Grit International Inc. (“GII”) held by GOG as part of the consideration for the SDRG shares. After review of the initial F-4 filing, the SEC insisted that the GII shares, could not be previously issued shares, but must be new shares issued directly from treasury.

After several attempts to structure an offer without the inclusion of GII as a co-Offeror or registrant, NRI officially asked GII to join it as co-Offeror and to register the 18,622,251 shares of GII common stock to be issued in the offer. On April 7, 2010, GII agreed to become a co-Offeror and to register its shares of common stock which were to be issued by GII in the offer. GOG stepped down as a co-Offeror.

Subsequently, the Frankfurt Stock Exchange approved and listed the shares of GOG common stock on December 6, 2010.

Recently, the initial registrants both NRI and GOG of the exchange offer, ascertained that there were significant divergent philosophies between the original registrants and GII given its changing corporate direction. Therefore, NRI asked GII to step down as a co-Offeror and requested that GOG rejoin it as Co-Offeror, offering shares of GOG common stock. Consequently, including the shares of GOG, this is now a more suitable mix of securities for the SDRG shareholders in lieu of the GII securities.

Ownership of SDRG Common Stock

The Offeror does not own any SDRG common stock. Neither the directors and officers of GOG nor the directors and officers of NRI beneficially own, directly or indirectly, or control or exercise direction over, or have the right to acquire any SDRG common stock as of January 28, 2011. To the knowledge of the Offeror, after reasonable inquiry, no securities of SDRG are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of SDRG exercised by, any person or company acting jointly or in concert with GOG or NRI, any affiliate of GOG or NRI, any director or officer of GOG or NRI, or any person or company who beneficially owns, directly or indirectly, more than 10% of the GOG outstanding equity and/or the NRI outstanding equity, except as may otherwise be disclosed herein, in the prospectus.

Trading in SDRG Securities by the Offeror

No securities of SDRG have been traded during the six month period preceding the date of the offer by GOG or NRI, by any director or senior officer of GOG or NRI, or to the knowledge of the Offeror, after reasonable inquiry, by any person or company acting jointly or concert with GOG or NRI, any affiliate of GOG or NRI, any director or officer or any person or company who beneficially owns, directly or indirectly, more than 10% of any the outstanding capital stock of GOG or NRI.

Commitments to Acquire Securities of SDRG or Other Arrangements between the Offeror and SDRG, its Directors or Officers

No commitments or other arrangements have been made by the Offeror, or by any director or officer of GOG or NRI, or to the knowledge of the Offeror, after reasonable inquiry, by any person or company acting jointly or in concert with the GOG or NRI, any affiliate of GOG or NRI, any director or officer of SDRG or any person or company who beneficially owns, directly or indirectly, more than 10% of the outstanding capital stock of GOG or NRI to acquire any securities of SDRG, except for the offer to acquire SDRG common stock.

Reasons for the Offer

The purpose of the offer is to enable the Offeror to acquire at least 20% of the outstanding common stock of SDRG. If the offer is successful, the Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Although the Offeror does not presently have the intention to sell SDRG common stock taken up under the offer, the Offeror reserve the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiration Date to sell any such SDRG common stock after the Expiration Date.

THE OFFER

The Offeror is offering to exchange (i) 197,456 shares of common stock of GOG; (ii) 197,456 shares of common stock of NRI; (iii) 197,456 Silver Certificates; and (iv) 197,456 NRI Warrants for shares of common stock of SDRG at an exchange ratio of (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each 100 shares of SDRG common stock, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. This offer is referred to in this prospectus as the “exchange offer” or the “offer.”

The offer is open only to U.S. shareholders with unrestricted common shares. Furthermore, the offer is for not less than 20% of the outstanding shares of SDRG, however the Offeror may take up a lesser number of shares than the 20% minimum specified herein, at its sole discretion. Odd lots of less than 100 shares of SDRG common stock will not be accepted.

If you are a registered stockholder and tender your shares of SDRG common stock directly to the Depository, you will not be obligated to pay any charges or expenses of the Depository or any brokerage commissions. If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees. Transfer taxes on the exchange of shares of SDRG common stock pursuant to the offer will be paid by the Offeror.

Extension, Termination and Amendment of the Offer

The offer will expire at 1:00 p.m., Toronto time, on _________, 2011 (a date at least 20 business days after commencement of the exchange offer), unless extended to a later date by the Offeror (the “Expiration Date”), which date shall not be prior to date on which the SEC declares the registration statement, of which this prospectus is a part, effective. Subject to the rules of the SEC and the terms and conditions of this offer, the Offeror reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer remains open, and the Offeror can do so by giving oral or written notice of such extension to the Depository. If the Offeror decides to so extend the offer, the Offeror will make an announcement to that effect no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. The Offeror is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived. During any such extension, all shares of SDRG common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of SDRG common stock. See The Offer—Withdrawal Rights, page 45.

To the extent legally permissible, the Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

SDRG will effect any extension, termination, amendment or delay by giving oral or written notice to the Depository and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

The Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires that the Offeror pay the consideration offered or return the shares of SDRG common stock tendered promptly after the termination or withdrawal of the offer. The Offeror will make the exchange offer for a minimum of 20 business days, as required by SEC rules.

The Offeror confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares of SDRG common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of SDRG common stock are accepted for exchange pursuant to the Offeror’s offer, regardless of whether the shares were tendered before or after the change. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Toronto time.

Exchange of SDRG Shares; Delivery of the Consideration

Upon the terms and subject to the conditions of the offer, as described in the prospectus, (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, (i) 197,456 shares of common stock of GOG; (ii) 197,456 shares of common stock of NRI; (iii) 197,456 Silver Certificates; and (iv) 197,456 NRI Warrants for shares of SDRG common stock validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, the Offeror expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of SDRG common stock in order to comply with any applicable law. In all cases, exchange of shares of SDRG common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the Depository of certificates for those shares of SDRG common stock (or a confirmation of a book-entry transfer of those shares of SDRG common stock in the Depository’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares of SDRG common stock validly tendered and not properly withdrawn as, if and when it notifies the Depository of its acceptance of the tenders of those shares of SDRG common stock pursuant to the offer. The Depository will deliver the Consideration in exchange for shares of SDRG common stock pursuant to the offer promptly after receipt of such notice. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting the Consideration to you.

Settlement will be made by the Offeror issuing and delivering a share of GOG common stock, a NRI Warrant, a share of NRI common stock and a Silver Certificate. Unless otherwise directed in the letter of transmittal, a GOG share, an NRI Warrant, a Silver Certificate and an NRI share will be issued in the name of the registered shareholder and will be forwarded by first-class mail to such person at the address specified in the letter of transmittal. If no address is therein specified, a GOG share, an NRI Warrant, a Silver Certificate and an NRI share will be forwarded to the address of the shareholder as shown on the register maintained by SDRG. The Silver Certificate shall be redeemable on or after March 31, 2014 by depositing such by registered mail or hand delivery to the office of NRI or the Depository. The NRI Warrant shall be exercisable on or before April 8, 2011 by the holder tendering $190.00 by registered mail or hand delivered to the office of NRI or the Depository.

Within ten (10) business days of receipt by NRI of an NRI Warrant being exercised, together with a subscription form duly completed and executed, NRI shall deliver or cause to be delivered to the holder of the NRI Warrant an gold certificate representing the ten (10) grams of gold subscribed for and purchased by such holder thereunder (a “Gold Certificate”). The holder of the NRI Warrant must also deliver the applicable payment in order to receive a Gold Certificate. Such payment must be in the form of a certified check, bank draft or money order in US Dollars, payable to NRI. A form of a Gold Certificate is attached as an exhibit hereto.

If the Offeror does not accept any tendered shares of SDRG common stock for exchange pursuant to the terms and conditions of the offer for any reason (including shares not accepted because of proration), or if certificates are submitted for more shares of SDRG common stock than are tendered, the Offeror will return certificates for such unexchanged shares of SDRG common stock without expense to the tendering stockholder or, in the case of shares of SDRG common stock tendered by book-entry transfer of such shares of SDRG common stock into the Depository’s account at DTC pursuant to the procedures set forth below in The Offer—Procedure for Tendering, page 42, those shares of SDRG common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Procedure for Tendering Shares

For you to validly tender shares of SDRG common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the Depository at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of SDRG common stock must be received by the Depository at such address or those shares of SDRG common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 42.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of SDRG common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that The Offeror may enforce that agreement against such participant.

The Depository has established accounts with respect to the shares of SDRG common stock at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of SDRG common stock by causing DTC to transfer such shares into the Depository’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of SDRG common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. The Offeror cannot assure you that book-entry delivery of its shares will be available. If book-entry delivery is not available, you must tender SDRG shares by means of delivery of SDRG share certificates or pursuant to the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 42.

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of SDRG common stock are tendered by a registered holder of shares of SDRG common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of SDRG common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in SEC Rule 17Ad-15 (each of the foregoing is referred to as an “eligible institution”). Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of SDRG common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of SDRG common stock are to be issued, to a person other than the registered holder(s), the SDRG share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, the Offeror will exchange shares of SDRG common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the Depository of certificates for shares of SDRG common stock (or timely confirmation of a book-entry transfer of such securities into the Depository’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint the Offeror’s designee as your attorney-in-fact and proxies, with full power of substitution, to the full extent of your rights with respect to your shares of SDRG common stock tendered and accepted for exchange by the Offeror and with respect to any and all other shares of SDRG common stock and other securities issued or issuable in respect of the shares of SDRG common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror deposits with the Depository the Consideration. All such proxies will be considered coupled with an interest in the tendered shares of SDRG common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designee will, with respect to the shares of SDRG common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as it, in its sole discretion, deem proper at any annual, special or adjourned meeting of SDRG’s stockholders or otherwise. The Offeror reserves the right to require that, in order for shares of SDRG common stock to be deemed validly tendered, immediately upon the exchange of those shares, the Offeror must be able to exercise full voting rights with respect to those shares.

The method of delivery of SDRG share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depository. If delivery is by mail, the Offeror recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

This prospectus is directed only at persons who are U.S. shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Guaranteed Delivery

If a shareholder wishes to deposit his or her SDRG shares pursuant to the offer and (i) the certificates representing the SDRG shares are not immediately available, or (ii) such shareholder is not able to deliver the certificates representing the SDRG shares and all other required documents to the Depository prior to the Expiration Date, such shares of SDRG common stock may nevertheless be deposited pursuant to the offer provided that all of the following conditions are met:

          (a) such deposit is made by or through an eligible institution;

          (b) a properly completed and duly executed notice of guaranteed delivery in the form enclosed herewith (printed on yellow paper), or a manually signed facsimile thereof, is received by the Depository at its office as set forth on the notice of guaranteed delivery, prior to the Expiration Date; and

(c) the certificates representing deposited shares of SDRG common stock in proper form for transfer, together with a properly completed and duly executed letter of transmittal in the form enclosed herewith (printed on blue paper), or a manually signed facsimile thereof and all other documents required by such letter of transmittal, are received at the office of the Depository set forth on the last page of the letter of transmittal on or before 1:00 p.m. (Toronto time) not later than ten (10) trading days after delivery to the Depository of a properly completed and duly executed notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or sent by facsimile transmission or mail to the Depository at the office specified in the notice of guaranteed delivery and must include a signature guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

Matters Concerning Validity and Eligibility

The Offeror will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of SDRG common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. The Offeror reserves the absolute right to reject any and all tenders of shares of SDRG common stock that it determines is not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares of SDRG common stock. No tender of shares of SDRG common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of SDRG common stock have been cured or waived. None of the Offeror, the Depository or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of SDRG common stock or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

If you have any questions about the procedure for tendering shares of SDRG common stock, please contact GOG or NRI at their respective address and telephone number set forth on the back cover of this prospectus.

Withdrawal Rights

Any shares of SDRG common stock deposited in acceptance of the offer may be withdrawn by or on behalf of the depositing shareholder (unless otherwise required or permitted by applicable law):

          (a) at any time at the place of deposit before the expiration of twenty (20) days from the date of the offer, namely prior to midnight (Toronto time/Eastern Time Zone) on _______, 2011; and

          (b) at any time after thirty (30) days from the date of the offer, namely after midnight (Toronto time/Eastern Time Zone) on ___________, 2011, provided that the SDRG shares have not been taken up and paid for by the Offeror prior to the receipt by the Depository of the notice of withdrawal in respect of such shares of SDRG common stock.

In addition, if:

          (c) there is a variation of the terms of the offer before the Expiration Date (including any extension of the period during which SDRG shares may be deposited hereunder or the modification of a term or condition of the offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not at the same time extended for more than ten (10) days); or

          (d) on or before the Expiration Date or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the shares of SDRG common stock, a change occurs in the information contained in the prospectus, as amended from time to time, that would reasonably be expected to affect the decision of a shareholder to accept or reject the offer, unless such change is not within the control of the Offeror or affiliates of the Offeror (except, to the extent required by applicable law, where it is a change in material fact relating to the SDRG common stock);

          then any SDRG shares deposited under the offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing shareholder at the place of deposit at any time until the expiration of ten (10) days after the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by the applicable courts or securities regulatory authorities.

In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depository at the place of deposit of the applicable SDRG common stock or by facsimile transmission to the Toronto office of the Depository within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the letter of transmittal that accompanied the shares of SDRG common stock to be withdrawn and (ii) specify the number of SDRG shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the SDRG shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an eligible institution in the same manner as in the letter of transmittal (as described in the rules and instructions set out in such letter).

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding.

If the Offeror is delayed in taking up for shares of SDRG common stock or is unable to take up for SDRG shares for any reason, then, without prejudice to the Offeror’s other rights, SDRG shares may not be withdrawn except to the extent that depositing holders of SDRG common stock are entitled to withdrawal rights as set forth in this Section or pursuant to applicable law.

Any shares of SDRG common stock withdrawn will be deemed not validly deposited for the purposes of the offer, but may be redeposited at any subsequent time prior to the Expiration Time by following any of the procedures described herein.

In addition to the foregoing rights of withdrawal, shareholders are entitled to statutory rights of rescission in certain circumstances.

Mail Service Interruption

Notwithstanding the provisions of the letter of transmittal or the notice of guaranteed delivery, the certificates for the GOG common stock, the certificates for the NRI common stock, the Silver

Certificates, the NRI Warrants and the certificates for any shares of SDRG common stock to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to any certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Depository to which the deposited certificates for shares of SDRG common stock were deposited, upon application to the Depository, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section as soon as reasonably practicable after the making of such determination.

Notice

Any notice to be given by the Offeror or the Depository pursuant to the offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered shareholders at their addresses as shown on the register of SDRG and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday in the Province of Ontario. These provisions apply notwithstanding any accidental omission to give notice to anyone or more shareholders and notwithstanding any interruption of mail services in Canada following mailing. In the event of any interruption of mail service following mailing, the Offeror intend to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depository may give under the offer will be deemed to have been properly given and to have been received by shareholders if it is published once in a national newspaper.

Wherever the offer calls for documents to be delivered to the Depository, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depository on the letter of transmittal or notice of guaranteed delivery, as applicable.

Announcement of Results of the Offer

The Offeror will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether the Offeror will accept the tendered shares of SDRG common stock for exchange, promptly after expiration of the offer.

Ownership of GOG after the Offer

On December 6, 2010, 45,136,000 shares of GOG common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 19,745,603 of SDRG common stock are exchanged for the Consideration, former SDRG stockholders would own, in the aggregate, approximately 0.43% of the outstanding shares of GOG common stock.

Ownership of NRI after the Offer

On December 6, 2010, 17,636,299 shares of NRI common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 19,745,603 of SDRG common stock are exchanged for the Consideration, former SDRG stockholders would own, in the aggregate, approximately 1.13% of the outstanding shares of NRI common stock.

Accounting Treatment

For the purposes of these rules, a registered person shall account for all assets and liabilities in such a way that recognizes the substance of a transaction, an arrangement or a position.

For the purposes of these rules, a registered person shall ensure that his accounting policies are in accordance with this section and seek the Commission’s approval before adopting a different accounting policy.

Taxation

The following is a discussion of certain U.S. federal income tax consequences of the offer to holders of SDRG common stock whose stock is exchanged for the Consideration pursuant to the offer. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect. The discussion applies only to stockholders who hold their SDRG common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their SDRG common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold SDRG common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This discussion does not address the U.S. federal tax consequences to any stockholder of SDRG who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

Because individual circumstances may differ, each stockholder should consult such stockholder’s tax advisor regarding the applicability of the rules discussed below to such stockholder and the particular tax effects to such stockholder of the offer, including the application and effect of state, local, and foreign tax laws.

The receipt of the Consideration in exchange for SDRG common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who exchanges SDRG common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Consideration received and the holder’s adjusted tax basis in the SDRG common stock exchanged pursuant to the offer. Gain or loss will be determined separately for each block of SDRG common stock (i.e., SDRG common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the SDRG common stock for more than one year on the date of acceptance for exchange pursuant to the offer. Long-term capital gain of non-corporate stockholders is generally taxable at a maximum rate of 15%. Certain limitations apply to the use of capital losses.

A holder’s tax basis in the GOG common stock and NRI common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer. A holder’s holding period in the GOG common stock and the NRI common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

No Dissenters’ Rights

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily prescribed process, which may include a judicial appraisal process. Dissenters’ rights are not available to SDRG shareholders in this offer.

Effect of the Offer on the Market for Shares of SDRG Common Stock; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of SDRG Common Stock

According to SDRG’s Quarterly Report on Form 10-K for the period ended September 30, 2010 the shares of SDRG common stock are quoted on the Over-the-Counter Bulletin Board and there were approximately 386 holders of record of SDRG common stock as of December 29, 2010. The exchange of shares of SDRG common stock by the Offeror pursuant to the offer will reduce the number of holders of SDRG common stock and the number of shares of SDRG common stock held by individual holders and could adversely affect the liquidity and market value of the shares of SDRG common stock.

Registration under the Exchange Act

Based upon SDRG’s public filings with the SEC, the Offeror believes that SDRG common stock is currently registered under the Exchange Act. The Offeror does not expect the offer to result in the termination of the registration of the SDRG common stock under the Exchange Act.

Margin Regulations

SDRG common stock is not a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, and is therefore not subject to the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

•

the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

that shareholders validly deposit under the offer and not withdraw or waive an aggregate amount of not less than 20% of the shares of outstanding SDRG common stock, on a fully diluted basis immediately prior to the expiration of the offer;

In addition, notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)

no interim or final relief shall have been granted in any action, suit or proceeding in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before or by any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case) prevents the Offeror from proceeding with the offer or with the taking up and paying for SDRG shares; or

(ii)

no action, suit or proceeding shall have been commenced in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case): (i) in the sole opinion of the Offeror has merit and questions the right of the Offeror lawfully to proceed with the offer or take up and pay for the shares of SDRG common stock; or (ii) in the sole opinion of the Offeror materially adversely affects any of the assets or properties of SDRG; or

(iii)

the Offeror shall have determined in its sole judgment that SDRG has not taken any action which might make it inadvisable for the Offeror to proceed with the offer and/or with the taking up and paying for SDRG common stock under the offer including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of SDRG or any part thereof or interest therein or relating to SDRG’s rights to manage, operate or control any of its assets or any part thereof or relating to the purchase, subscription, reservation, allotment or issuance of any unissued shares or securities convertible into shares of SDRG or any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature; or

(iv)

there shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of SDRG or any of its subsidiaries considered on a consolidated basis which, in the sole judgment of the Offeror, is materially adverse or may be considered to be significant to a purchaser of shares of SDRG common stock; or

(v)

all requisite approvals and consents of any governmental or regulatory authority (including, without limitation, any stock exchange or other regulatory authorities) required to be obtained in order that the Offeror may proceed with the offer and take up SDRG common stock tendered pursuant to the offer shall have been obtained on terms satisfactory to the Offeror in their sole judgment prior to the Expiration Date and shall not have been revoked or amended; or

(vi)	no material change concerning any of the assets and liabilities of SDRG shall have occurred on or before the Expiration Date.

Also, the Offeror will only take up shares of SDRG common stock in round lots of one hundred (100) from each shareholder.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror at its sole option in whole or in part at any time and from time to time without prejudice to any other rights, which the Offeror may have under the offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section will be final and binding.

Any waiver of a condition or the withdrawal or termination of the offer shall be effective upon oral or written notice by the Offeror to that effect. The Offeror shall, forthwith after giving any such notice, make a public announcement of such waiver, withdrawal or termination and notify shareholders. If the offer is withdrawn or terminated, the Offeror shall not be obligated to take up and pay for any SDRG common stock deposited under the offer and will return all certificates representing shares of SDRG common stock and letters of transmittal to the parties who deposited them.

Return of SDRG Shares

Any deposited shares of SDRG common stock not taken up and paid for by the Offeror will be returned at the Offeror’s expense promptly after the Expiration date by either sending new certificates representing SDRG shares not purchased or returning the deposited certificates (and other relevant documents).

Certificates (and other relevant documents) will be forwarded by first class insured mail in the name of and to the address specified by the shareholder in the letter of transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by SDRG as soon as practicable following the Expiration Date or withdrawal or termination of the offer.

Dividends and Distributions

If on or after the date of this prospectus, SDRG:

          (a) splits, combines or otherwise changes its shares of common stock or its capitalization,

          (b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

          (c) issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

           (d) discloses that it has taken such action,

then, without prejudice to the Offeror’s rights under The Offer—Extension, Termination and Amendment and —Conditions of the Offer, the Offeror may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be acquired.

Certain Legal Matters; Regulatory Approvals

The Offeror is not aware of any governmental license or regulatory permit that appears to be material to SDRG’s business that might be adversely affected by the Offeror’s acquisition of shares of SDRG common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of shares of SDRG common stock pursuant to the offer. Should any of these approvals or other actions be required, the Offeror currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to the Offeror, SDRG or any of their respective subsidiaries, which could result in the failure of a condition to the offer. The Offeror’s obligation under the offer to accept for exchange and exchange shares of SDRG common stock is subject to certain conditions. See The Offer—Conditions of the Offer, page 49.

Commitments to Tender

There are no commitments to tender or refrain from tendering any SDRG Shares.

Relationships with SDRG

Except as set forth below and elsewhere in this prospectus, neither GOG nor NRI, nor any of their affiliates nor, to the best of their knowledge, any of their directors or executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SDRG, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, there are no past, present or proposed material contracts, negotiations or transactions between GOG, NRI or any of their affiliates, and SDRG or any of its affiliates, concerning a merger, consolidation or acquisition, an exchange offer or other acquisitions of securities, election of directors, or sale or other transfer of a material amount of assets. See, Background of the Offer, page 37.

None of NRI’s or GOG’s affiliates beneficially owns any shares of SDRG common stock.

Source of the Consideration

The GOG common stock and NRI common stock shall be fully paid and non-assessable and issued by GOG and NRI, respectively, from treasury shares authorized for issuance.

NRI will provide the silver to be delivered according to the Silver Certificates pursuant to the Agreement, by and between NRI and GOG. GOG will provide the gold to be issued upon exercise of the NRI Warrants pursuant to the Agreement also. However, GOG shall provide the subject silver and gold on a “best efforts” basis. GOG has not guaranteed the delivery of the silver and gold.

In the event the supply of silver and gold NRI receives pursuant to the Agreement is insufficient to meet the outstanding Silver Certificates and Gold Certificates by March 31, 2014, NRI and GOG have agreed to amend the Agreement to extend the time frame for supplying the silver and gold. If NRI is forced to amend the Agreement, the Offeror will ask the shareholders who participated in the offer to wait for a reasonable amount of time to receive the subject silver and/or gold. In the event a shortfall in the supply of silver and/or gold remains after the expiration of such reasonable period, the Offeror will continue to explore alternative commodity sources of both silver and gold to meet the demand of the holders of the Silver Certificates and NRI Warrants.

Depository

The Offeror has appointed Heritage Transfer Agency Inc. and Heritage Trust Company as the Depository for the receipt of certificates representing the shares of SDRG common stock and letters of transmittal deposited pursuant to the offer. In addition, the Depository will receive notices of guaranteed delivery of the offer. The duties of the Depository also include assisting in making settlement pursuant to the offer. The Depository will receive a fee of Fifty Thousand Dollars ($50,000), a fee of Ten Dollars ($10) for each deposit and Three Dollars ($3) for each certificate returned, will be reimbursed by the Offeror for its out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the offer.

Tendering shareholders will not be obliged to pay brokerage commissions on the sale of their SDRG common stock hereunder if the offer is accepted by transmitting their shares of SDRG common stock directly to the Depository. Shareholders should contact the Offeror or the Depository for assistance in accepting the offer and in depositing SDRG common stock, letters of transmittal and notices of guaranteed delivery with the Depository.

Other Terms of the Offer

          (a) The offer and all agreements resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably submits to the jurisdiction of the courts of the Province of Ontario.

          (b) No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized.

          (c) The provisions of the letter of transmittal and the notice of guaranteed delivery, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the offer.

          (d) The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the letter of transmittal and the notice of guaranteed delivery, the validity of any acceptance of this offer and the validity of any withdrawals of SDRG common stock.

          (e) In the event the supply of silver and gold NRI receives pursuant to the Agreement is insufficient to meet the outstanding Silver Certificates and Gold Certificates by March 31, 2014, NRI and GOG have agreed to amend the Agreement to extend the time frame for supplying the silver and gold. If NRI is forced to amend the Agreement, the Offeror will ask the shareholders who participated in the offer to wait for a reasonable amount of time to receive the subject silver and/or gold. In the event a shortfall in the supply of silver and/or gold remains after the expiration of such reasonable period, the Offeror will continue to explore alternative commodity sources of both silver and gold to meet the demand of the holders of the Silver Certificates and NRI Warrants.

GOG’s BUSINESS

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. GOG currently has 45,136,000 issued and outstanding common shares.

General

GOG is a Nevada corporation. It is a mining company that intends to reprocesses precious and base metals mine tailings utilizing a proprietary refining process. An agreement, dated April 20, 2009, between GOG and E.F. Martinello & Associates Inc. (“Martinello”), a corporation incorporated under the laws of Ontario was entered into, whereby Martinello has the right to own 37.4% of the outstanding shares of common stock of GOG (16,900,000 shares of common stock). This agreement gives GOG over 51% of the mineral rights to the tailings deposits (the “Ross Tailings Deposit”) located in and around the Ross Mine on the Ross Mine Property for the purpose of processing, extracting and recovering base metals from such tailings deposit through the proprietary rapid metal recovery process (“RMR”) by building a RMR plant. RMR utilizes off -the shelf components, can be built in modules, satisfies environmental concerns leaving only safe, insoluble residues and achieves better than 95% recovery of precious metals.

The availability of the RMR technology enables GOG to seek out and secure discontinued mining operations where large deposits of tailings have been abandoned. Invariably, such tailing sites contain 1 to 3 grams per ton of metals such as gold, silver, copper, lead and zinc.

The Ross Mine is in Holtyre, Northern Ontario, Canada and is GOG’s first operating site. GOG is in the process of securing permits to build a processing facility. Once completed, the facility will be able to process the more than 6.8 million tones of tailings located on the property that were processed from 1939 to 1989. Once operational, the facility should be able to process over 4,000 tons of tailings per day.

The Ross Mine has a tailings site contains 6,800,000 tons tailings feed with values of:

GOLD (Au) -	0.023 oz. per ton -	Gold 156,000 ounces above ground
SILVER (Ag) -	0.130 oz per ton -	Silver 884,000 ounces
COPPER (Cu)-		Copper 16,000,000 pounds
ZINC (Zn)		Zinc 19,000,000 pounds
LEAD (Pb)		Lead 19,000,000 pounds
HEMATITE (Fe2O3)		Hematite 271,000 tons

GOG plans to exploit the RMR production process on its Ross Mines site and to make arrangements to process tailings from adjacent sites when the existing site has been exhausted. Under its current proposed processing plan, GOG hopes to be able to generate margins of more that 65% over its operating expenses.

The unique elements of GOG’s strategy is the exploitation of both the proprietary nature of the RMR process and the Ross Mine site, which has excellent access to labor, transportation and power. Since there are several adjacent sites available, GOG’s operations can expect to remain in place for years beyond the time needed to process its initial deposits. Utilizing this strategy, GOG is making use of a low impact, environmentally acceptable process that conforms to the general development plan put forth by the Ontario Provincial Government in its 2009 minerals plan. GOG may also pursue further mining on the site.

The RMR process dissolves metals in ore economically in an environmentally sound and safe manner in lieu of smelting. Recovery of metals is by conventional means which includes evaporation, cementation, electrowinning or use of the ion exchange process.

Plant operations will proceed in three stages. The first is the permitting stage which is expected to take four to six months. The second is the construction and operation of a prototype facility capable of processing up to 1000 tons of tailings per day. This stage should last eight months until final permitting is completed. Upon completion of stage two modular increases in the plant will bring the processing capacity up to 4,000 tons per day. It is expected that stage three will be in operation for approximately four (4) years before the tailings on the Ross Mine site are exhausted.

Operations of the plant will be carried out by Martinello, owner of the proprietary RMR process. The process contains an operating line consisting of excavator, pipeline, mixer, pumps, head box feeder, belt concentrator and spiraling equipment. All of the equipment for the process is readily available “off the shelf” requiring no fabrication or regulatory oversight.

GOG is a United States company. However all of its officers and directors are residents of Canada and a majority of its assets, are located outside the United States.

Research and Development

Martinello, with direction from several Ph.D.s in chemistry and geophysics, developed the RMR process. It is a metallurgical model for the dissolution of metals in sulphide and oxide concentrates or tailings containing base metals with possible gold, silver and noble metal values. These processes are capable of treating ores containing impure elements that present difficulties in present day smelting operations. In addition, these toxic elements could pose environmental situations, which could be most objectionable. The RMR process renders these impurities harmless, inert and insoluble. Focused trial and error experimental work started in 1992 and continues to date. After a phase of intensive research and test work finally a metallurgical model was developed to allow dissolution of metals in ore at or close to 100%.

Intellectual Property

The RMR process is proprietary and owned by Martinello and has been licensed to be used for this project with the Ross Mine. During this project, Martinello will review this technology to determine when they will proceed with an application to be patented.

Competition

Barrick Gold, Goldcorp, AngloGold Ashanti and Newmont Mining Corporation are the four largest gold mining companies with significant tailings deposits. They are each competitors of GOG.

Government Regulation

Federal and Provincial regulations relevant to mining and environmental impact pertain primarily to the quality of mine effluent and its impact on fish. The regulations establish procedures for monitoring water quality, and set discharge criteria and permissible impacts. Regulations are generally administered by provincial authorities. Each province has its own laws and regulations governing environmental impact assessments, and mine operating and closure criteria and requirements. Plans must be filed with the ministry the Ministry of Northern Development and Mines in Ontario and encompasses environmental assessment.

Employees

GOG currently has 0 fulltime employees.

Seasonality

GOG’s business is not dependent on the weather because stockpiling of tailings can be warehoused during the winter months.

GOG’S PROPERTIES

GOG’s Ross Mine- The Ross mine is in the village of Holtyre, Northern Ontario, Canada and was closed in 1989, from a start in 1938, after depositing more than 6.8 million tons tailings on site. The mine site is located southeast of Matheson, Ontario, north of Ramore, Ontario on Highway 572 and just off Highway 11. GOG has established its first operating site at the Ross Mine and is in the process of securing permits to build a processing facility.

GOG’S LEGAL PROCEEDINGS

GOG has not been a party to any legal proceedings over the last three years.

GOG’S SELECTED FINANCIAL DATA

GUARDIANS OF GOLD INC.

STATEMENT OF OPERATIONS AND DEFICIT
FOR THE THREE MONTH PERIOD ENDED NOVEMBER 30, 2010
(Unaudited)

	2010	2009

REVENUE:	$—	$—

EXPENSES:
Shareholders’ information	27,044	24,100
Transfer agent’s fees and expenditures	1,296	1,188

	28,340	25,288

NET LOSS	28,340	25,288
DEFICIT, BEGINNING OF PERIOD	135,318	60,412

DEFICIT, END OF PERIOD	$163,658	$85,700

NET LOSS PER COMMON SHARE	$0.0007	$0.0006

BALANCE SHEET
NOVEMBER 30, 2010
(Unaudited)

	November 30, 2010	August 31, 2010
ASSETS

Current:
Cash	$126	$170
Subscriptions receivable	1,526,624	—

	1,526,750	170
Mining Ore Tailings (Note 2)	34,000	34,000

	$1,560,750	$34,170

LIABILITIES

Current:
Accounts payable	$121,684	$93,388

GUARDIANS OF GOLD INC.
Balance Sheet (audited)

August 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash	$170	—
Mining Ore Tailings (Note 3)	34,000	34,000

	$34,170	34,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$93,388	18,312

Shareholders’ equity:
Capital stock (note 4)	76,100	76,100
Deficit	(135,318)	(60,412)

	(59,218)	15,688

	$34,170	34,000

Statements of Earnings

Years ended August 31, 2010 and 2009

	2010	2009

Revenue	$—	—
Expenses:
Shareholders’ information	69,842	8,656
Transfer agent’s fees and expenditures	5,064	7,540

	74,906	16,196

Net earnings (loss)	$(74,906)	(16,196)

Net income (loss) per share	$(0.0019)	(0.0012)

MARKET FOR GOG’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

GOG’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “ QGD”. The following table sets forth high and low sales prices of GOG’s common stock for the current 2011 fiscal quarter to February 10, 2011, as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Period Ended February 10. 2011	2.00	1.15

As of January 28, 2011 there were approximately 17 record holders of GOG’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of January 28, 2010, there were approximately 45,136,000 shares of GOG’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for GOG’s common stock is Heritage Transfer Agency, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

GOG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

GOG’s audited financial statements were prepared in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of GOG’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of GOG, and the results of its operations and its cash flows in accordance with Canadian generally accepted accounting principles.

General Information on Financial Operations

Liquidity

Results of Operations for the Twelve Months Ended August 31, 2010, Compared to the Twelve Months Ended August 31, 2009.

GOG’s gross revenue was nil for the twelve months ended August 31, 2010 and August 31, 2009. GOG reported a net loss of $74,906 for the twelve months ended August 31, 2010 compared to a net loss of $16,196 for the twelve months ended August 31, 2009. The increase in loss is primarily due to costs of seeking financing and listing on the Frankfurt Stock Exchange.

GOG incurred expenses of $74,906 for the twelve months ended August 31, 2010 compared to expenses of $16,196 for the twelve months ended August 31, 2009. The increase in expenses is primarily due to costs of seeking financing and listing on the Frankfurt Stock Exchange.

Results of Operations for the Three Months Ended November 30, 2010, Compared to the Three Months Ended November 30, 2009

GOG’s gross revenue was nil for the three months ended November 30, 2010 and for the three months ended November 30, 2009. The Company had a net loss of $28,340 for the three months ended November 30, 2010 compared to a net loss of $25,288 for the three months ended November 30, 2009. The increase in loss is primarily due to the costs of seeking financing. Total expenses for the three months ended November 30, 2010 was $28,340 compared with expenses of $25,288 for the three months ended November 30, 2009.

Capital Resources and Liquidity

GOG relies on advances from exercise of options, exercise of share purchase warrants, and private placements, to fund working capital. Before August 31, 2011, GOG will need approximately $750,000 in capital infrastructure and operating expenses to actively carry-on business.

Employees

GOG plans to add 3 employees over the next twelve months at a cost of approximately $240,000.

Expenses

GOG expects to incur operating expenses of approximately $1,000,000 over the next year.

Dividends

No dividends have been paid to date by GOG. GOG does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by GOG in the event the Board deems it prudent to distribute cash in excess of required cash flow.

GOG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

GOG is not exposed to material market risk.

GOG’S OFF-BALANCE SHEET ARRANGEMENTS

GOG does not, as of November 30, 2010, have any off-balance sheet arrangements.

GOG’S CONTRACTUAL OBLIGATIONS

GOG and E.F. Martinello & Associates Inc., a corporation incorporated under the laws of Ontario (“Martinello”), entered into an agreement on April 20, 2009, whereby Martinello has the right to own 37.4% of the outstanding shares of common stock of GOG (16,900,000 common shares). Such agreement gives GOG over 51% of the mineral rights to the tailings deposits (the “Ross Tailings Deposit”) located in and around the Ross Mine on the Ross Mine Property for the purpose of processing, extracting and recovering base metals from such tailings deposit through the proprietary rapid metal recovery process (“RMR”) by building a RMR plant. RMR utilizes off -the shelf components, can be built in modules, satisfies environmental concerns leaving only safe, insoluble residues and achieves better than 95% recovery of precious metals.

Other than the aforementioned and the agreements relating to the offer, there are no other material contracts entered into by GOG, which are in effect.

GOG’S DIRECTORS AND EXECUTIVE OFFICERS

GOG’s Board of Directors consists of 2 directors. The Board of Directors has determined that neither of the directors qualify as “independent” as defined by SEC rules.

During the fiscal year ended August 31, 2010, the Board of Directors held a total of 3 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

The Board of Directors is comprised as follows:

Jordan Starkman – Mr. Starkman is 40 years old and has over twenty years experience in sales, financial consulting, and investor and client relations. Mr. Starkman is a co-founder of Pay By the Day and was VP Operations prior to becoming President in January 2006. Mr. Starkman was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics. He has an extensive background in finance and business development. He worked for 8 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Mr. Starkman also holds a BA in Statistics from the University of Western Ontario. In addition, Mr. Starkman is the President of ECash, Inc. and Health Advance Corp.

Ronald P. Haller, C.M.A. – Mr. Haller is 55 years old. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a private company offering professional management services to both public and private entities and filling the positions of Secretary and Treasurer for junior public issuer to facilitate the regulatory continuous reporting requirements. He is a graduate of Ryerson University in Toronto.

The executive officers of GOG are as follows:

Name	Age	Position

Jordan Starkman	40	President

Ron Haller	55	Secretary & Treasurer

Jordan Starkman – Mr. Starkman is the President of GOG. He has over twenty years experience in sales, financial consulting, and investor and client relations. Mr. Starkman is a co-founder of Pay By the Day and was VP Operations prior to becoming President in January 2006. Mr. Starkman was a sales person from January 2002 to February 2003 at The Buck A Day Company, an Ontario based direct sales company focused on sales of computers and consumer electronics. He has an extensive background in finance and business development. He worked for 8 years as an independent consultant for various publicly traded companies responsible for initiating new business and developing long-term relationships with customers. Mr. Starkman also holds a BA in Statistics from the University of Western Ontario. In addition, Mr. Starkman is the President of ECash, Inc. and Health Advance Corp.

Ronald P. Haller, C.M.A. – Mr. Haller is the Secretary and Treasurer of GOG. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a private company offering professional management services to both public and private entities and filling the positions of Secretary and Treasurer for junior public issuer to facilitate the regulatory continuous reporting requirements. He is a graduate of Ryerson University in Toronto.

Committees of the Board of Directors

GOG does not currently have a nominating committee. It feels this is appropriate due to the small size of GOG. Therefore, this function is handled directly by the Board of Directors of GOG.

Audit Committee

GOG’s audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. It is chaired by Ron Haller. GOG’s audit committee does not have charter. GOG’s audit committee has reviewed and discussed the audited financial statements with management, and has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

GOG’s audit committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Code of Conduct

GOG has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors is handled directly by the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock of GOG. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. However, GOG has not been subject to such reporting rules.

NRI’s BUSINESS

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated one a one-for ten basis. As of December 6, 2010, there were 17,636,299 shares of NRI common stock outstanding.

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one mining property in Quebec. Outside of Canada, NRI is negotiating with two companies who have producing gold properties for NRI to participate as a joint venture partner. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse).

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

The company originally acquired options on gold mining properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties, however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, which NRI currently has an option agreement on, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective mineral properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

Competition

There are approximately 1500 publicly listed companies in Canada on the Toronto Stock Exchange (including the Venture Exchange) and the Canadian Venture Exchange engaged in mineral exploration in countries worldwide. NRI’s primary experience is in Canada where there are many independent prospectors who focus on geographic areas in the province where they reside. These prospectors, and their companies, usually have a number of properties they have staked claims on and done some preliminary exploration work on. Since NRI is a public traded company, it has the advantage of being able to offer its stock in part payment to acquire option agreements on claims.

Government Regulation

Generally, small exploration projects will trigger few actual approvals. However, many environmental regulations and standards will apply whether there is a specific approval to be issued or not. The kind of exploration work NRI undertakes is encouraged by governments with some jurisdictions providing tax credit incentives or a rebate for costs. Once a project reaches consideration of an actual mine being established, there are a number of environmental permits and approvals required, for example by the First Nation people in Canada. However, NRI does not presently have any project at the stage of mine feasibility and will not have any in the foreseeable future.

Employees

NRI has one of its director as well one additional individual who administrate day-to-day operations. For exploration work, NRI hires independent geologists and exploration contractors.

Seasonality

Actual exploration can be seasonal depending on the location of the property. The Sarah Lake property in northern Quebec is best assessed by a float plane which gives a window from May to October, when the lake is unlikely to be frozen.

NRI’S PROPERTIES

 NRI has an option to acquire 100% of 19 claims on a contiguous property block, referred to as Sarah Lake, situated in Northern Quebec approximately 75 miles south of the Labrador border city of Wabush. NRI contracted with Derek McBride Geological and Management Services to do an on-site assessment and provide recommendations for future evaluation of the property. Dr. McBride’s report confirmed a large mineralized area exists near the surface but what has been evaluated thus far has not indicated as being economic alone. He recommends “further exploration should be aimed at expanding the mineralized area and attempting to understand its controls”. The option agreement with Fenton Scott is in its second option period.

NRI’S LEGAL PROCEEDINGS

NRI is not presently involved, nor has been involved since its inception, with any legal action.

NRI’S SELECTED FINANCIAL DATA

Balance Sheet
July 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash	$—	52,530
Accounts receivable	332	7,164

	332	59,694

Mining claims and deferred exploration expenditures (Notes 2 and 3)	58,102	60,565

Investment in Millstream Mines Ltd. (Note 4)	160,000	160,000

Investment in Ofek Capital Corp. (Note 4)	79	79

	$218,513	280,338

Liabilities and Shareholders’ Equity

Current liabilities:
Bank indebtedness	$16	—
Accounts payable and accrued liabilities	59,060	41,306

	59,076	41,306

Shareholders’ equity:
Capital stock (note 5)	760,995	755,994
Deficit	(601,558)	(516,962)

	159,437	239,032

	$218,513	280,338

Statements of Earnings
Years ended July 31, 2010 and 2009

	2010	2009

Revenue	$—	20,000
Expenses:
Office and general	4,528	4,776
Travel	14,790	8,663
Shareholders’ information	5,671	37,970
Transfer agent’s fees and expenditures	4,522	8,454
Management and Directors fees	30,180	50,720
Professional fees	24,000	46,038
Telephone	905	1,226

	(84,596)	(157,847)

Net earnings (loss)	$(84,596)	(137,847)

Net income (loss) per share	$(0.005)	(0.008)

Statements of Retained Earnings
Years ended July 31, 2010 and 2009

	2010	2009

Retained earnings (Deficit), beginning of year	$(516,962)	(379,115)

Net earnings (loss)	(84,596)	(137,847)

Retained earnings (Deficit), end of year	$(601,558)	(516,962)

Statement of Cash Flows
Years ended July 31, 2010 and 2009

	2010	2009

Operating Activities:

Net earnings (loss)	$(84,596)	(137,847)

Changes in non-cash working capital:
Accounts receivable	6,832	213,426
Accounts payable	17,754	(143,214)

Cash provided by (Expended in) Operating Activities	(60,010)	(67,635)

Investment Activities:

Investment in Millstream Mines Ltd.	—	(79)
Deferred exploration expenditures	2,463	(42,593)
Issuance of common shares	5,001	160,830

Cash provided by (Expended in) Investing Activities	7,464	118,158

Increase (decrease) in cash	(52,546)	50,523

Cash and cash equivalents, beginning of year	52,530	2,007

Cash and cash equivalents, end of year	$(16)	52,530

MARKET FOR NRI’S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Market Information

NRI’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “3N6”. The following table sets forth high and low sales prices of NRI common stock for each fiscal quarter for the last two fiscal years as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low
Year Ended July 31, 2010

First Quarter ended October 31, 2009	$0.013	$0.035
Second Quarter ended January 31, 2010	$0.009	$0.029
Third Quarter ended April 30, 2010	$0.010	$0.28
Fourth Quarter ended July 31, 2010	$0.056	$0.006

	High	Low
Year Ended July 31, 2009

First Quarter ended October 31, 2008	$0.04	$0.04
Second Quarter ended January 31, 2009	$0.33	$0.31
Third Quarter ended April 30, 2009	$0.13	$0.11
Fourth Quarter ended July 31, 2009	$0.03	$0.02

As of December 6, 2010 there were 125 record holders of NRI’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of December 6, 2010, there were approximately 17,636,299 shares of NRI’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for NRI’s common stock is Heritage Transfer Agency, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

NRI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policies

NRI’s audited financial statements were prepared in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of NRI’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of NRI, and the results of its operations and its cash flows in accordance with Canadian generally accepted accounting principles.

General Information on Financial Operations

Liquidity

NRI is primarily in the mineral exploration business which, as a general statement, has capital intensive requirements. Diamond drilling and hiring professional geologists and contractors for carrying out geophysical and geochemical work on a property requires significant sums of money. A small exploration program of diamond drilling could be $250,000, while a large program could be $2,500,000. Recouping monies spent only comes when a property is developed to the stage of attracting a buyer or joint venture partner. Thusly, during exploration there is no cash generated from operating the day to day business. Liquidity is essentially cash on hand until a property has been proven up with grade and reserve estimates that are of a sufficient value that the property can be assessed a value by geological and economic models. As an exploration company, NRI must seek new funding to carry on operations usually by offering shares, and for Canadian shareholders, NRI may offer flow-through shares. From July 31, 2009 to July 31, 2010, NRI’s cash on hand was reduced from $52,530 to $0 because funds were used to cover day to day operational expenses and no new funds came into NRI’s treasury.

Flow-Through Shares

NRI has and may, from time to time in the future, issue flow-through shares to Canadian investors to finance a portion of its capital expenditure program. In 2008, NRI issued flow-through shares for which it was paid $160,000. Pursuant to the terms of flow-through share agreements, the tax deductions associated with expenditures are renounced by NRI per Revenue Canada rules and flow to the subscribers. Accordingly, share capital will be reduced and a future tax liability will be recorded equal to the estimated amount of future income taxes payable by NRI as a result of the renunciations, when the renunciations are made.

Results of Operations for the Twelve Months Ended July 31, 2010, Compared to the Twelve Months Ended July 31, 2009.

Revenue decreased to $0 in 2010 from $20,000 in 2009 because, in 2009, NRI received $20,000 as a refund for an option payment which has previously been written off. There was a bank indebtedness of $16in 2010 compared to cash in 2009 of $52,530 since operational expenses were incurred and no revenue was generated or shares from treasury sold.

Capital Resources and Liquidity

NRI relies on advances from exercise of options, exercise of share purchase warrants, offering of flow-through shares and private placements, and joint ventures to fund exploration costs and working capital. Before July 31, 2011, NRI will need approximately $150,000 in operating and exploration expenses to actively carry-on business.

Employees

We plan to add 1 employee over the next twelve months at a cost of approximately $45,000.

Expenses

NRI expects to incur operating expenses of approximately $300,000 over the next year.

Dividends

No dividends have been paid to date by NRI. NRI does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by NRI in the event the Board deems it prudent to distribute cash in excess of required cash flow.

NRI’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK

NRI is not exposed to material market risk.

NRI’S OFF-BALANCE SHEET ARRANGEMENTS

NRI does not, as of November 26, 2010, have any off-balance sheet arrangements.

NRI’S CONTRACTUAL OBLIGATIONS

Other than agreements relating to the offer, there are no material contracts entered into by NRI, which are in effect.

NRI’S DIRECTORS AND EXECUTIVE OFFICERS

NRI’s Board of Directors consists of three (3) directors.

The Board of Directors is comprised as follows:

Abraham Arnold – 74, Mr. Arnold has been a director since August 2, 2007. Mr. Abraham does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker.

John Spratley, LLB – 45, Mr. Spratley has been a director since November 28, 2008. Mr. Spratley does not own any shares of NRI common stock. John Spratley, LLB is a lawyer who practices commercial real estate law as well as acting for mining companies.

Dave Coutts – 65, Mr. Coutts has been a director since February 5, 2008. Mr. Coutts does not own any shares of NRI common stock. Dave Coutts works in administration of a trust company as well doing communications for NRI

The executive officers of NRI are as follows:

Name	Age	Position

Abraham Arnold	74	President

Ronald Haller	56	Secretary & Treasurer

Abraham Arnold – Mr. Arnold has been President of NRI since August 2, 2007. Mr. Arnold does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker.

Ronald Haller – Mr. Haller has been Secretary and Treasurer of NRI since August 2, 2007. Mr. Haller does not own any shares of NRI common stock. Ronald Haller owns Fastcorp Management Ltd., which supplies accounting and corporate services for public and private companies

Committees of the Board of Directors

Nominating Committee

NRI does not currently have a nominating committee. It feels this is appropriate due to the small size of NRI. Therefore, this function is handled directly by the Board of Directors of NRI.

Code of Conduct

NRI has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors of NRI is handled directly by its Board of Directors.

NRI EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors of NRI, as a whole, determines the level of compensation in respect of NRI’s executives. There are no pension plan benefits in place for the executives and no executive is indebted to NRI. There are no plans in place with respect to the executives for termination of employment or change in responsibilities.

SUMMARY COMPENSATION

No executive compensation is paid. Payment for management and consulting services in the amount of $24,180 CDN for the year 2010 (between August 1, 2009 and July 31, 2010) was paid to a private company, controlled by Dave Coutts. Abraham Arnold is President and Chairman of the Board of Directors and did not receive any compensation other than director’s fees.

COMPENSATION COMMITTEE REPORT

NRI has no compensation committee to determine the level of compensation for its executives. It is the responsibility of the Board of Directors, as a whole, to determine the level of compensation in respect of NRI’s executives with a view to providing them with a competitive compensation package having regard to performance. Performance is defined to include achievement of NRI’s strategic objective of growth and enhancement of shareholder value through increases in stock price resulting from enhanced annual cash flow. Compensation for executives is comprised primarily of base salary and performance bonuses.

COMPENSATION OF DIRECTORS

The following information is Directors Fees Paid and Stock Options available to the Company’s directors and officers for 2010 (between August 1, 2009 and July 31, 2010).

Name and Position	Directors Fees (1)	Stock Options

Abraham Arnold, Director	$6,000	nil

John Spratley LLB, Director	nil	nil

Dave Coutts, Director	nil	nil

(1) paid for general administration and meetings

STOCK OPTION PLAN

In 2007 a stock option plan was created by NRI (the “NRI Plan”). The NRI Plan was designed to encourage stock ownership by directors, officers and service providers by providing additional incentive for significant performance by such persons and to enable NRI to attract and retain valued persons. It will allow for the opportunity to participate in the profitability of NRI by granting to such individuals options, exercisable over periods of up to five (5) years to buy shares of NRI at a price equal to the then current market price.

The aggregate number of shares of NRI common stock which may be reserved and set aside for issuance under the NRI Plan is 5,000,000. The aggregate number of shares that may be reserved for issuance to any one individual within a one year period under the NRI Plan and all other compensation arrangements shall not exceed five percent (5%) of the total number of issued and outstanding shares of common stock of NRI. Presently no director has any stock options.

DESCRIPTION OF GOG COMMON STOCK

The GOG common stock is fully paid and non-assessable. The GOG common stock shall be issued from treasury and shall be immediately tradable. There is no holding period required for Frankfurt listed shares issued from treasury. Holders of shares of GOG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of GOG common stock have no preemptive rights to purchase GOG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the GOG common stock.

DESCRIPTION OF NRI COMMON STOCK

The NRI common stock is fully paid and non-assessable. There is an unlimited number of authorized common stock without par value. The NRI common stock shall be issued from treasury and shall be immediately tradable. There is no holding period required for Frankfurt listed shares issued from treasury. The holders of the shares of NRI common stock are entitled to receive notices of and to attend and vote at all meetings of shareholders of NRI and shall have one vote for each share of common stock held

DESCRIPTION OF SILVER CERTIFICATES

One (1) Silver Certificate for ten (10) grams of silver will be issued to every record holder of one hundred (100) shares of SDRG unrestricted common stock that is tendered in this offer. Each record holder will be mailed one (1) or more Silver Certificate depending on the number of lots of 100 shares of SDRG unrestricted common stock that is tendered in this offer. A form of a Silver Certificate is attached hereto. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Depository will act as your agent for the purpose of receiving the Silver Certificate(s) from the Offeror and transmitting such Silver Certificate(s) to you. In all cases, Silver Certificates will be made only after timely receipt by the Depository of certificates for such shares of SDRG (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

The Offeror intends to deliver the ten grams of silver by March 31, 2014 to the registered holder or his or her nominee. There is a 40% likelihood that there will be a sufficient supply of silver by March 31, 2014. This determination was based on the Report of the Ross Mine tailings done by Fenton Scott Management Inc. on August 30, 2010. The valuation of the Silver Certificates took into consideration the possibility that there will not be sufficient silver processed using the RMR process (described below) on the tailings by March 31, 2014 and therefore discounted the value by 60% from the current market value of silver. The Report also confirms that, based on the fact that as the tailings were deposited and laid down in layers during past production, when the tailings are processed the concentration will be higher and/or more significant at lower layers. In addition, based on the RMR process on the tailings recovery, it was indicated during trials that for every one (1) ounce of gold processed there will be approximately four (4) ounces of silver processed at the same time.

In the event the supply of silver NRI receives pursuant to the Agreement is insufficient to meet the outstanding Silver Certificates by March 31, 2014, NRI and GOG have agreed to amend the Agreement to extend the time frame for supplying the silver. If NRI is forced to amend the Agreement, the Offeror will ask the shareholders who participated in the offer to wait for a reasonable amount of time to receive the subject silver. In the event a shortfall in the supply of silver remains after the expiration of such reasonable period, the Offeror will continue to explore alternative silver sources to meet the demand of the holders of the Silver Certificates.

The Rapid Metal Recovery process (“RMR”) dissolves metals in ore economically, in an environmentally sound and safe manner in lieu of smelting. Recovery of metals is by conventional means which includes evaporation, cementation, electro-winning or use of the ion exchange process.

The process can be briefly described as follows:

1.	The tailings are fed into a leaching tank with water added to form a slurry.

2.	The slurry is heated to 90 degrees centigrade and agitated for two hours.

3.	The leachate is then forwarded to a belt filter that dewaters and separates the residue from the ionized solution.

4.	This solution is processed through a membrane to separate base metals such as copper and zinc.

5.	The remaining residue is directed to a leaching process then to an ion exchange unit where precious metals are attracted to special resin beads.

6.	These “loaded” resin beads are fired in a small furnace where the precious metals; gold and silver are freed and poured to produce “dore bars.”

7.	All spent solutions are recycled for reuse.

8.	The dore bars are sold to refineries.

RMR utilizes off -the-shelf components that build modules at each stage of the processing. A small scale test of the RMR process had two significant results (i) the process attained approximately 85% recovery of the targeted precious metals and (ii) there was no environmental impact as the residues were insoluble and environmentally neutral, making them ecologically safe.

DESCRIPTION OF NRI WARRANTS

One (1) NRI Warrant will be issued to every record holder of one hundred (100) shares of unrestricted SDRG common stock that is tendered in the offer. A form of an NRI Warrant is attached hereto. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Depository will act as your agent for the purpose of receiving the NRI Warrants from the Offeror and transmitting such NRI Warrants to you. In all cases, NRI Warrants will be issued only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares. The NRI Warrants are exercisable on or before April 08, 2011 at a cost of $190.00 for ten (10) grams of gold.

Subject to the exercise of the NRI Warrants on or before April 08, 2011, the Offeror will attempt to deliver the ten grams of gold by March 31, 2014 to the registered holder or his or her nominee. There is a 10% likelihood that there will be a sufficient supply of gold by March 31, 2014. This determination was based on the Report of the Ross Mine tailings done by Fenton Scott Management Inc. on August 30, 2010. The valuation of the NRI Warrants took into consideration the possibility that there will not be sufficient gold processed using the RMR process on the tailings by March 31, 2014 and therefore discounted the value by 90% from the current market value of gold. The Reports also confirms that based on the fact that as the tailings were deposited and laid down in layers during past production, that when the tailings are processed the concentration will be higher and/or more significant at lower layers. In addition, based on the RMR process on the tailings recovery, it was demonstrated that for every four (4) ounces of silver processed there will be approximately one (1) ounce of gold processed at the same time.

In the event the supply of gold NRI receives pursuant to the Agreement is insufficient to meet the outstanding NRI Warrants by March 31, 2014, NRI and GOG have agreed to amend the Agreement to extend the time frame for supplying the gold. If NRI is forced to amend the Agreement, the Offeror will ask the shareholders who participated in the offer to wait for a reasonable amount of time to receive the subject gold. In the event a shortfall in the supply of gold remains after the expiration of such reasonable period, the Offeror will continue to explore alternative gold sources to meet the demand of the holders of the NRI Warrants.

SDRG’S BUSINESS

The following description of SDRG’s business is derived from SDRG’s Report on Form 10-K/A filed November 22, 2010.

Corporate History

SDRG was initially incorporated in the State of Delaware on May 9, 1996 under the name of American Electric Automobile Company Inc. On July 16, 2002, it changed its name to American Entertainment & Animation Corporation. On February 25, 2005, SDRG again amended its Certificate of Incorporation to change the name to Silver Dragon Resources, Inc. in order to better reflect its business focus on silver. SDRG operates in Mexico through a wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V., a Mexico company incorporated on April 21, 2006.

SDRG owns a 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top”), which was originally incorporated in 2003 as a Chinese company wholly owned by Huaguan Industrial Corp., a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners that collectively own 60%. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 square kilometers. SDRG also owns a 70% equity interest in the Erbahuo Silver mine in China via its Chifeng Silver Dragon subsidiary.

SDRG is engaged in the acquisition and exploration of silver and other mineral properties in China and Mexico.

Business of SDRG

SDRG’s focus is the exploration of seven properties located in the Erbaohuo Silver District in Northern China, as well as the Cerro Las Minitas property located in Guadalupe, Durango, Mexico. SDRG is an exploration stage company that has not generated any revenues from the mining properties in China and Mexico.

SDRG has invested approximately a total of $893,398 into Sino-Top as of December 31, 2009 ($2,618,243 in 2008) and states it will invest funds to support approximately 40% of all of Sino-Top’s expenses in 2010 with the focus on further exploration and bringing the Erbaohuo silver mine and the Dadi mine into production in 2011, as well as conducting advanced stage exploration on Laopandao and conducting further early stage exploration on 4 properties (Zuanxinhu, Aobaotugonao, Shididonggou and Yuanlinzi).

Silver Dragon and Sino-Top are party to strategic agreements with various parties, including the North China Geological Exploration Bureau (‘‘NCGEB’’).

On July 26, 2006, SDRG signed a Strategic Cooperation Agreement with the Tianjin North China Exploration Bureau (‘‘TNCEB’’) in China. TNCEB has access to mine assets located in various locations in China. The 5-year Agreement provides that prospective mining properties identified by the TNCEB will be referred exclusively to SDRG first. Any property which SDRG chooses to acquire, develop or exploit will be subject to certain joint exploration working agreements and in cases of no joint participation, a non-cash consideration would be due TNCEB.

SDRG’S PROPERTIES

SDRG has a 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. which holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 square kilometers. SDRG own a 70% equity interest in the Erbahuo Silver mine through its subsidiary, Chifeng Silver Dragon. In North America, SDRG through its wholly owned subsidiary owns 100% of the Cerro Las Minitas property located in Guadalupe, Durango, Mexico.

China Location

Erbaohuo is located at the common boundary of Keshiketeng county and Wenniute county in Inner Mongolia, within the Maoshandong village of Wenniute county. The property is about 13.85 square kilometers. The mine is an underground mine.

Mexico Location

The Cerro Las Minitas property is located in the Minitas Mining District, approximately seven kilometers north of the town of Guadalupe Victoria, Durango and 70 km northeast of the City of Durango, Ciudad Durango, the capital of the state of Durango, and six kilometers northwest of the town of Guadalupe Victoria, in the municipality of Guadalupe Victoria, Durango. The claims are located in the Minitas Mining District in the Mining Region of Guadalupe Victoria. The property consists of 16 mining concessions encompassing 1,423 hectares.

SDRG’S LEGAL PROCEEDINGS

SDRG received a notice from the Intermediate Court of Langfang, Hebei Province, China, which informed SDRG that two individuals in China have sued SDRG for infringement of rights in relation to the equity sale of 50% of Sanhe Sino-Top Resources & Technologies Ltd. in 2008. SDRG’s legal counsel and management believe that the claim is filed in the wrong jurisdiction and is also frivolous and without merit.

SDRG’S SELECTED FINANCIAL DATA

The following is derived from SDRG’s Report on Form 10-Q filed November 12, 2010.

Financial Statements for 3 months ending September 30, 2010

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the Three and Nine-Month Periods Ended September 30, 2010 and 2009, and
Cumulative for the period from June 15, 1996 [date of inception] to September 30, 2010
(Unaudited)

					For the period from June 15, 1996 [date of inception] through September 30, 2010

	For the three- month periods ended		For the nine- month periods ended
	Sept 30 2010	Sept 30 2009	Sept 30 2010	Sept 30 2009

Revenues	$—	$—	$—	$—	$64,888
Cost of revenues	—	—	—	—	74,482

Gross loss	—	—	—	—	(9,594)

Operating expenses
General and administrative	520,126	371,699	1,528,404	1,445,318	24,969,866
Exploration	31,011	34,445	181,792	114,884	7,142,592
Development (non-mining)	—	—	—	—	60,000

Total operating expenses	551,137	406,144	1,710,196	1,560,202	32,172,458

Loss from operations	(551,137)	(406,144)	(1,710,196)	(1,560,202)	(32,182,052)

Other (expenses) income
Interest expense (note 7)	(72,709)	—	(72,906)	—	(109,423)
Interest income – related parties	—	—	—	—	15,905
Interest expense - related parties	—	—	—	—	(56,846)
Gain (loss) on embedded derivative	22,500	(81,000)	(76,500)	(76,500)	(337,500)
Net loss on equity investment	(328,710)	(43,684)	(1,029,923)	(221,399)	(1,693,365)
Forgiveness of debt	—	—	—	38,871	38,871
Non-Recurring Items	—	—	—	—	1,173,058

Total other expense	(378,919)	(124,684)	(1,179,329)	(259,028)	(2,142,358)

Loss before income tax	$(930,056)	$(530,828)	$(2,889,525)	$(1,819,230)	$(33,151,352)
Provision for income taxes	—	—	—	—	—

Net loss from continuing operations, after tax	(930,056)	(530,828)	(2,889,525)	(1,819,230)	(33,151,352)
Minority interest	—	—	—	—	253,021
Loss from discontinued operations (net of tax)	—	—	—	—	(302,755)

Net loss	(930,056)	(530,828)	(2,889,525)	(1,819,230)	(33,201,086)

Other comprehensive income (loss)
Foreign exchange (loss) gain	(6,452)	(22,012)	(14,085)	(355)	26,419

Comprehensive loss	$(936,508)	$(552,840)	$(2,903,610)	$(1,819,585)	$(33,174,667)

Net loss per common share – basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Net loss on continuing operations per common share – basic and diluted	$(0.01)	$0.01	$(0.03)	$(0.02)

Weighted average number of common shares outstanding – basic and diluted	95,961,873	86,568,351	93,616,627	85,783,625

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the Nine-Month Periods Ended September 30, 2010 and 2009, and
Cumulative for the period from June 15, 1996 [date of inception] to September 30, 2010
(Unaudited)

	Sept 30 2010	Sept 30 2009	Cumulative For the Period from June 15, 1996 [Date of Inception] through September 30, 2010

Cash flows from operating activities
Net loss from continuing operations	$(2,889,525)	$(1,819,230)	$(33,201,086)
Net loss from discontinued operations	—	—	302,755

Net loss	(2,889,525)	(1,819,230)	(32,898,331)
Adjustments for:
Depreciation	69,921	75,492	502,074
Net loss from equity investment	1,029,923	221,399	1,791,063
Loss on recognition of embedded derivative	76,500	76,500	337,500
Shares issued for services	369,126	363,033	8,051,862
Warrants and options issued for services	196,377	32,118	3,530,522
Beneficial conversion feature	70,476		70,476
Write-down of assets	45,123	—	87,376
Gain on sale of controlling interest in subsidiary	—	—	(1,816,733)
Shares issued in settlement to Alpha Capital	—	—	214,281
Warrants issued in settlement to Alpha Capital	—	—	64,250
Minority interest	—	—	(253,021)
Settlement with Cyper Entertainment Inc.	—	—	80,000
Write-down of inventory	—	—	19,169
Loss on investment	—	—	61,240

Changes in non-cash working capital:
Deferred expenses	135,391	273,015	375,028
Accounts payable	6,347	20,639	2,304,090
Accrued liabilities	(21,033)	(62,462)	(7,110)
Other receivables	—	—	(15,389)
Accrued officer compensation	—	—	709,500
Inventories	—	—	(28,510)

Net cash used in operating activities	$(911,374)	$(819,496)	$(16,820,663)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the Nine-Month Periods Ended September 30, 2010 and 2009, and
Cumulative for the period from June 15, 1996 [date of inception] to September 30, 2010
(Unaudited)

	September 30 2010	September 30 2009	Cumulative For the Period from June 15, 1996 [Date of Inception] through September 30, 2010

Cash flows from investing activities
Investments in mineral rights	$(15,564)	$—	$(1,570,441)
Proceeds from sale of controlling interest in subsidiary	—	—	4,384,811
Additional contribution to Sino-Top	65,451	(267,963)	(3,446,189)
Acquisition of plant and equipment	—	—	(981,486)
Investment in other	—	—	(21,221)
Proceeds from sale of equipment	—	—	500

Net cash provided by (used in) investing activities	49,887	(267,963)	(1,634,026)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	569,000	70,000	17,733,492
Share issuance costs	(15,750)	—	(187,189)
Purchase of treasury shares	—	—	(392,830)
Related party loans payable	183,069	10,000	1,115,735
Repayments of related party advances	—	(34,497)	(462,557)
Loans received	—	—	260,000
Repayments of loans payable	—	—	(260,000)
Restricted cash	—	—	(41,217)
Minority interest	—	—	253,021
Payment of notes payable	—	—	3,581
Proceeds from issuance of notes payable	120,000	—	98,493
Advances payable related party	—	—	245,649
Bank indebtedness	—	—	460
Proceeds from stock subscriptions	—	—	124,748

Net cash provided by (used in) financing activities	856,319	45,503	18,491,386

Effect of change in foreign exchange	(20,316)	(10,728)	75,267

Change in cash and cash equivalents	(25,484)	(1,052,684)	111,964
Cash and cash equivalents - beginning of period	137,448	1,207,227	—

Cash and cash equivalents - end of period	$111,964	$154,543	$111,964

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
Notes to the Condensed Consolidated Financial Statements
March 31, 2010 and 2009
(Unaudited)

1. Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and is headquartered in Toronto, Canada. SDRG carries out operations through subsidiaries and affiliates in Mexico and China. Silver Dragon Resources Inc. and its subsidiaries and affiliates (collectively referred to as “SDR” or “the Company”) are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No.7. “Accounting and Reporting For Development Stage Enterprises.” SDRG’s strategy is to acquire and develop a portfolio of silver properties in proven silver districts globally. As of September 30, 2010, SDRG has generated minimal sales and has devoted its efforts primarily to financing, by issuing common shares, and to exploring its properties.

The accompanying consolidated financial statements of SDRG have been prepared following generally accepted accounting principles in the United States (“US GAAP”) are expressed in United States funds, and pursuant to the regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, all adjustments necessary for a fair presentation have been included. These consolidated financial statements should be read in conjunction with the consolidated financial statements of SDRG for the fiscal year ended December 31, 2009 filed as part of our Annual Report on Form 10-K.

2. Going Concern and Exploration Stage Activities

These consolidated financial statements have been prepared in accordance with US GAAP applicable to a going concern, which assumes that SDRG will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should SDRG be unable to continue as a going concern. At September 30, 2010, SDRG has a working capital deficiency of $1,446,859, has not yet achieved profitable operations, has accumulated losses of $33,201,086 since its inception and expects to incur further losses in the development of its business, all of which casts doubt about SDRG’s ability to continue as a going concern. SDRG’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management considers that SDRG will be able to obtain additional funds by equity financing; however, there is no assurance of additional funding being available, or available on acceptable terms.

3. Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The authoritative guidance requires disclosure of the framework for measuring fair value and requires that fair value measurements be classified and disclosed in one of the following categories:

The three levels are described below:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Cash and cash equivalents (level 1), other receivables, accounts payable, accrued liabilities, notes payable and related party loans payable (level 2) are reflected in the consolidated balance sheets at carrying value, which approximates fair value due to the short-term nature of these instruments.

4. Plant and Equipment, net

	Cost	Accumulated depreciation	September 30, 2010 Net book value	December 31, 2009 Net book value

Computer hardware	$54,996	$38, 409	$16,587	$21,271
Computer software	—	—	—	45,122
Vehicles	21,043	12,041	9,002	10,103
Office equipment	62,358	33,509	28,849	33,845
Mine equipment	288,857	148,127	140,730	160,050
Leasehold improvements	195,667	128,824	66,843	100,434

	$622,921	$360,910	$262,011	$370,825

5. Mineral Rights

Cerro Las Minitas Mexico

Balance, December 31, 2009	$3,045,745
Additions during the period	15,564

Balance, September 30, 2010	$3,061,309

Cerros Las Minitas, Mexico

On March 1, 2006, SDRG’s wholly-owned subsidiary, Silver Dragon Mexico entered into an agreement with Jaime Muguiro Pena wherein Mr. Pena assigned to Silver Dragon Mexico the mining and exploration rights to ten mining concessions in Guadalupe, Durango, Mexico in consideration for the payment to Mr. Pena of $800,000 and issuance of 450,000 restricted common stock of SDRG valued at $456,750.

On March 2, 2006, Silver Dragon Mexico entered into an agreement with Ramon Tomas Davila Flores wherein Mr. Flores assigned to Silver Dragon Mexico the mining and exploration rights to five mining concessions in Guadalupe, Durango, Mexico in consideration for the payment to Mr. Flores of $245,000 and issuance of 110,000 restricted common stock of SDRG valued at $71,995.

On March 8, 2006, Silver Dragon Mexico entered into an agreement with Minera Real Victoria, S.A. De C.V. (“Minera”) for the assignment to Silver Dragon Mexico the mining and exploration rights to a mining concession known as “Puro Corazon” in Guadalupe, Durango, Mexico. On March 9, 2006, Silver Dragon Mexico obtained the consent of the owner of the concession, Silvia Villasenor Haro, for the assumption of mining and exploration rights from Minera.

The consideration payable to Minera Real Victoria, S.A. De C.V. (“Minera”) for the assignment of mining and exploration rights consisted of $400,000 and the issuance of 2,000,000 restricted common stock of SDRG valued at $1,372,000. In accordance with the terms of the agreement with Minera $200,000 was paid in 2006; $100,000 was due and paid in March 2007; and the final installment of $100,000 was due for payment on March 8, 2008. As of December 31, 2009, the amount due for payment remained outstanding. On March 13, 2010, SDRG settled the outstanding debt of $100,000 through the issuance of 360,000 shares of SDRG’s restricted stock.

The consideration paid by Silver Dragon Mexico to Silvia Villasenor Haro, for consenting to the assignment of rights from Minera, was $50,000. In addition, the exploration rights agreement was amended as follows:

i) The consideration to be paid to the owner for granting the exploration rights shall be $1.50 per ton of economic ore that is extracted from the mine, due and payable monthly, effective six months from the date of execution of the agreement, at a guaranteed minimum of $3,500 per month regardless of ore extraction.

SDRG is currently in negotiations with Silvia Villasenor Haro to purchase the Puro Corazon concession and is no longer committed to pay any guaranteed payments since the last payment made to the above.

ii) Silver Dragon Mexico has the option to purchase the Puro Corazon concession and the price shall be $2,000,000 if exercised within three years, or $3,000,000 if exercised within five years, from March 2, 2006, the date of execution of the agreement of consent to assignment of rights.

On August 12, 2010, Silver Dragon Mexico entered into an agreement with Ema Violante wherein Ms. Violante sold to Silver Dragon Mexico five hectares of land for $15,564 in Guadalupe Victoria, Durango, Mexico to be used to build a tailings pond when the Company commences construction of its mill.

6.	Equity Investment

Sanhe Sino-Top Resources & Technologies Ltd., China

On December 12, 2008, the Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”), acquired 50%, in addition to its previous 10%, of SDRG’s equity interest in Sino-Top, not including the Erbahuo property, from SDRG in exchange for Chinese Yuan (“RMB”) 30 million (approximately USD$4.4 million). HIC and SDRG hold equity interest of 60% and 40%, respectively, in Sino-Top, whose assets now mainly consist of six exploration properties. With respect to Erbahuo, the seventh exploration property controlled by Sino-Top, it will be 70% owned by SDRG and 30% by HIC, subject to regulatory approval. The proceeds will be used to further develop SDRG’s properties in China and Mexico. All proceeds and expenses from the new venture will be shared between HIC and SDRG proportionate to their respective equity interests.

September 30, 2010

Carrying value of investment at December 31, 2009	$4,804,963
Additional investment	81,049
Return of funds advanced	(146,500)
40% share of net loss for the three-month period ended March 31, 2010	(1,029,923)

Carrying value of investment at September 30, 2010	$3,709,589

7. Notes Payable

During the nine-month period ended September 30, 2010, SDRG issued two convertible notes with principal amounts totaling $120,000. The notes bear interest of 8% per annum, are unsecured, and are due on March 21 and April 22, 2011, respectively. The notes are convertible into common stock, at the lender’s option, at a discount to the average of the three lowest closing prices of the common stock during the 10 trading day period prior to conversion. The lender has agreed to restrict its ability to convert the notes and receive shares of common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. SDRG recorded an expense of $70,476 as the value of the beneficial conversion feature of the notes payable.

8.	Related Party Transactions and Balances

	September 30, 2010	December 31, 2009

Unpaid Remuneration	$128,000	$—
Advances	55,069	—

	$183,069	$—

During the nine-month period ended September 30, 2010, SDRG incurred $216,000 (2009 - $216,000) in management fees paid to a company controlled by a director for services rendered other than in his capacity as director.

9. Capital Stock

Stock Issuances

	Common Stock			Deficit Accumulated During the Exploration Stage

	Number of Shares	Amount	Additional Paid-in Capital		Treasury	Accumulated Comprehensive Income	Total Stockholders’ Equity

Balance, December 31, 2009	91,597,686	$9,160	$37,771,329	$(30,311,561)	$(209,000)	$40,504	$7,300,432
Shares issued for cash	2,953,571	295	377,290	—	—	—	377,585
Shares issued for services	1,435,000	144	368,981	—	—	—	369,125
Warrants issued for cash	—	—	191,415	—	—	—	191,415
Warrants issued for services	—	—	196,377	—	—	—	196,377
Beneficial conversion feature			70,476				70,476
Shares issuance costs	—	—	(15,750)	—	—	—	(15,750)
Other comprehensive income	—	—	—	—	—	(14,085)	(14,085)
Net loss, nine-month period ended September 30, 2010	—	—	—	(2,889,525)	—	—	(2,889,525)

Balance, September 30, 2010	95,986,257	$9,599	$38,960,118	$(33,201,086)	$(209,000)	$26,419	$5,586,050

On January 22, 2010, SDRG issued warrants, to an organization, to purchase 200,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.50, exercisable for a period of three years from the contract date. The warrants were issued pursuant to a consulting agreement dated January 22, 2010.

On January 25, 2010, SDRG issued 200,000 shares of SDRG’s restricted common stock to a company, pursuant to a consulting agreement dated January 25, 2010, for fair value of $63,200.

On February 1, 2010, SDRG issued 25,000 shares of SDRG’s restricted common stock to a company, pursuant to an investor relations agreement dated February 1, 2010, for fair value of $7,500. SDRG also issued warrants to purchase 150,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.30, exercisable for a period of one year from the contract date.

On February 1, 2010, an individual exercised 100,000 options to purchase shares of SDRG’s restricted common stock at a per share price of $0.10 for gross proceeds of $10,000.

On February 3, 2010, SDRG closed a private placement totaling 803,571 units at $0.28 per unit for gross proceeds of $225,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On March 1, 2010, SDRG issued 25,000 shares of SDRG’s restricted common stock to a company, pursuant to the investor relations agreement dated February 1, 2010 for fair value of $7,500.

On March 13, 2010, SDRG settled the outstanding debt of $100,000 with Minera (see note 6) through the issuance of 360,000 shares of SDRG’s restricted common stock.

On March 24, 2010, SDRG closed a private placement totaling 500,000 units at $0.20 per unit for gross proceeds of $100,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On April 1, 2010, SDRG issued 25,000 shares of SDRG’s restricted common stock to a company, pursuant to the investor relations agreement dated February 1, 2010 for fair value of $7,000.

On April 12, 2010, SDRG made an addendum to a consulting agreement dated January 22, 2010 and issued additional warrants, to an organization, to purchase 180,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.50, exercisable for a period of one year from the date of issuance.

On April 15, 2010, SDRG issued warrants to purchase 50,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.50, exercisable for a period of two years from the date of issuance to an operations manager in China.

On April 15, 2010, SDRG issued warrants to purchase 50,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.50, exercisable for a period of two years from the date of issuance to a geologist in China.

On May 1, 2010, SDRG issued 25,000 shares of SDRG’s restricted common stock to a company, pursuant to the investor relations agreement dated February 1, 2010 for fair value of $8,000.

On May14, 2010, SDRG closed a private placement totaling 300,000 units at $0.28 per unit for gross proceeds of $84,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On May 25, 2010, SDRG issued 75,000 shares of SDRG’s restricted common stock to a company, pursuant to a long-term consulting agreement dated May 19, 2010, for fair value of $14,625. SDRG also issued warrants to purchase 300,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.28, exercisable for a period of one year from the issuance date.

On May 27, 2010, SDRG closed a private placement totaling 1,250,000 units at $0.12 per unit for gross proceeds of $150,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On June 1, 2010, SDRG issued 375,000 of SDRG’s restricted common stock to an individual, pursuant to a one-year accounting services contract for fair value of $75,000.

On June 23, 2010, SDRG issued 300,000 shares of SDRG’s restricted common stock to a company, pursuant to the investor relations agreement dated June 23, 2010 for fair value of $74,850.

On September 1, 2010, SDRG issued warrants, to an individual, to purchase 200,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.18, exercisable for a period of two years from the contract date. The warrants were issued pursuant to a consulting agreement dated September 1, 2010.

On September 8, 2010, SDRG issued warrants, to an individual, to purchase 200,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.18, exercisable for a period of three years from the contract date. The warrants were issued pursuant to a contract to provide services as Chief Financial Officer.

On September 21, 2010, SDRG issued 25,000 of SDRG’s restricted common stock to an individual, pursuant to an employment agreement dated September 21, 2010 for fair value of $6,250.

On September 28, 2010, SDRG issued warrants, to a Director, to purchase 200,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.25, exercisable for a period of three years from the contract date. The warrants were issued pursuant to the appointment of the Director to SDRG’s Board of Directors.

Warrants

As at September 30, 2010, 17,325,269 warrants were outstanding, having an exercise price between $0.12 and $5.00 per share with an average remaining contractual life of 1.86 years.

	Number of warrants	Weighted average exercise price

Balance, December 31, 2009	15,814,198	$0.58
Issued during the nine-month period	4,383,571	0.44
Exercised during the nine-month period	—	—
Forfeitures during the nine-month period	—	—
Expired during the nine-month period	(2,872,500)	(0.50)

Balance, September 30, 2010	17,325,269	$0.56

As at September 30, 2010, the range of exercise prices of the outstanding warrants were as follows:

Range of exercise prices	Number of warrants	Average remaining contractual life	Weighted average exercise price

$0.12 - $1.00	16,090,269	1.85 years	$0.48
$1.01 - $2.00	1,017,500	2.18 years	$1.26
$2.01 - $5.00	217,500	1.39 years	$2.93

Options

As of September 30, 2010, 700,000 options were outstanding, having an exercise price between $0.10 and $0.95 per share with an average remaining contractual life of 1.73 years.

	Number of options	Weighted average exercise price

Balance, December 31, 2009	1,300,000	$0.48
Issued during the nine-month period	—	—
Exercised during the nine-month period	(100,000)	(0.10)
Forfeitures during the nine-month period	—	—
Expired during the nine-month period	(500,000)	(0.23)

Balance, September 30, 2010	700,000	$0.70

As at September 30, 2010, the range of exercise prices of the outstanding options were as follows:

Range of exercise prices	Number of options	Average remaining contractual life	Weighted average exercise price

$0.10 - $1.00	700,000	1.73 years	$0.70

10. Commitments and Contingencies

a) On April 1, 2007, SDRG entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2010	$13,707
2011	54,826
2012	13,707

$82,240

In addition, SDRG is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

b) Under the terms of the agreement with Jaime Muguiro Pena, SDRG purchased 100% interest in 10 mining concessions in consideration for $800,000 and the issuance of 450,000 restricted common stock of the SDRG. The agreement also stipulates that the 450,000 common shares issued under the purchase agreement have a minimum value of $450,000 ($1.00 per share issued), which therefore obligates SDRG to compensate for any shortfall in the share price on disposition. Subsequent to that transaction, Mr. Muguiro pursued foreclosure proceedings in the local court of the City of Durango while negotiations were underway between him and SDRG respecting certain adjustments to the purchase price for the concessions. These foreclosure proceedings appear to have been premised on a flawed interpretation by Mr. Muguiro of his rights under the purchase and sale agreement for the 10 concessions. According to SDRG records, the legal proceedings were not brought on notice to SDRG but were heard and determined on an ex parte basis, without allowing proper defense and representation of Silver Dragon Mining de Mexico S.A. de C.V. As a result of the ex parte proceedings, through some publications it was learned that Mr. Muguiro was granted title to all of the 15 concessions, including the 5 concessions that he never owned and which SDRG acquired from other unrelated parties. SDRG has instructed its Mexican counsel to commence all available proceedings in the competent Mexican Courts in Durango to address these issues and acknowledge the actual terms under which the proceedings transpired, and when applicable, if procedural and other irregularities have occurred, challenge the proceedings through the Mexican Federal Courts to allow proper defense and representation on behalf of Silver Dragon Mining de Mexico, S.A. de C.V.

c) Under the terms of the Equity Transfer Agreement with HIC, SDRG had committed to provide capital contributions to cover all expenses proportionate to its equity interest in Sino-Top.

d) SDRG received a notice from the Intermediate Court of Langfang, Hebei Province, China, which informed SDRG that two individuals in China have sued SDRG for infringement of rights in relation to the equity sale of 50% of Sanhe Sino-Top Resources & Technologies Ltd. in 2008. The substantive trial procedures for this lawsuit have not yet commenced but SDRG’s legal counsel and management believe that the claim is without merit.

11. Financial Instruments

Unless otherwise noted, it is management’s opinion that SDRFG is not exposed to significant interest, currency or credit risks arising from the financial instruments. The fair value of the financial instruments approximates their carrying values, unless otherwise noted.

The carrying amount of cash and cash equivalents, deferred expenses, accounts payable, accrued liabilities, notes payable and related party loans payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Financial risk is the risk that SDRG’s earnings are subject to fluctuations in interest risk or currency risk and are fully dependent upon the volatility of these rates. SDRG does not use derivative instruments to moderate its exposure to financial risk, if any.

The carrying amount of cash and cash equivalents, deferred expenses, accounts payable, accrued liabilities, notes payable and related party loans payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Financial risk is the risk that SDRG’s earnings are subject to fluctuations in interest risk or currency risk and are fully dependent upon the volatility of these rates. SDRG does not use derivative instruments to moderate its exposure to financial risk, if any.

Concentration of Credit Risk

SFAS No. 105, “Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk”, requires disclosure of any significant off-balance-sheet risk and credit risk concentration. SDRG does not have significant off-balance-sheet risk or credit concentration. SDRG maintains cash and short-term investments with major financial institutions. From time to time, SDRG has funds on deposit with commercial banks that exceed federally insured limits. Management does not consider this to be a significant credit risk as these banks and financial institutions are well-known.

Currency Risk

While the reporting currency is the US Dollar (“USD”), 37% and 4% of consolidated costs and expenses for the nine-month period ended September 30, 2010 are denominated in the RMB and

Mexican Peso (“MXN”), respectively. As at September 30, 2010, 6% of the assets and 37% of the liabilities are denominated in MXN. SDRG is exposed to foreign exchange risk as the results of operations may be affected by fluctuations in the exchange rates between the USD and the MXN.

The Company has not entered into any hedging transactions to reduce the exposure to currency risk.

12. Subsequent Events

On October 1, 2010, SDRG issued 300,000 shares of SDRG’s restricted common stock to a company, pursuant to an investor relations agreement dated October 1, 2010 for fair value of $79,500.

On October 4, 2010, SDRG closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 6, 2010, a Director of SDRG subscribed to a private placement totaling 100,000 units at $0.28 per unit for gross proceeds of $28,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On October 6, 2010, SDRG issued 1,000,000 shares of SDRG’s restricted common stock to a Director pursuant to the renewal of an employment agreement dated October 6, 2010, for fair value of $279,000.

On October 7, 2010, SDRG issued warrants, to an individual, to purchase 50,000 shares of the Company’s restricted common stock at a per share purchase price of $0.25, exercisable for a period of two years from the contract date. The warrants were issued pursuant to a consulting agreement dated October 7, 2010, for fair value of $7,754.

On October 7, 2010, SDRG issued 50,000 shares of SDRG’s restricted common stock, to an individual, pursuant to an employment agreement dated October 7, 2010, for fair value of $13,000. SDRG also issued warrants to purchase 200,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.25, exercisable for a period of one year from the contract date, for fair value of $31,015.

On October 8, 2010, SDRG issued 100,000 shares of SDRG’s restricted common stock, to an individual, as well as warrants to purchase 200,000 shares of SDRG’s restricted common stock at a per share purchase price of $0.27, exercisable for a period of two years from the date of issuance. The shares and warrants were issued pursuant to the appointment of the individual to the Strategic Advisory Board of SDRG on October 8, 2010, for fair value of $27,000 and $31,770, respectively.

On October 14, 2010, SDRG closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 15, 2010, SDRG closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

13. Segmented Information

As at September 30, 2010	Corporate	Mexico	Total

Mineral Rights	$—	$3,061,309	$3,061,309
Equity Investment	$3,709,589	$—	$3,709,589
Total Assets	$4,103,130	$3,248,804	$7,351,934

Nine-Month Period ended September 30, 2010	Corporate	Mexico	Total

Revenues	$—	$—	$—
Depreciation	$41,566	$28,355	$69,921
Net Loss Before Income Tax	$(2,769,463)	$(120,062)	$(2,889,525)

As at December 31, 2009	Corporate	Mexico	Total

Mineral Rights	$—	$3,045,745	$3,045,745
Equity Investment	$4,804,963	$—	$4,804,963

Total Assets	$5,445,501	$3,255,932	$8,701,433

Nine-Month Period ended September 30, 2009	Corporate	Mexico	Total

Revenues	$—	$—	$
Depreciation	$40,019	$35,473		$75,492
Net Loss Before Income Tax	$(1,704,295)	$(114,935)		$(1,819,230)

MARKET FOR SDRG’S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Market Information

SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table sets forth high and low sales prices of SDRG common stock for each fiscal quarter for the last two fiscal years as reported by the Over-the-Counter Bulletin Board, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Year Ended December 31, 2009

First Quarter ended March 31, 2009	$0.12	$0.06
Second Quarter ended June 30, 2009	$0.145	$0.075
Third Quarter ended September 30, 2009	$0.30	$0.085
Fourth Quarter ended December 31, 2009	$0.49	$0.213

	High	Low

Year Ended December 31, 2008

First Quarter ended March 31, 2008	$0.51	$0.235
Second Quarter ended June 30, 2008	$0.261	$0.135
Third Quarter ended September 30, 2008	$0.17	$0.10
Fourth Quarter ended December 31, 2008	$0.12	$0.07

As of December 29, 2010, there were approximately 386 record holders of SDRG’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of December 29, 2010 there were approximately 98,728,017 shares of SDRG’s common stock outstanding on record.

Dividends

No dividends have been paid.

Securities Authorized for Issuance under Equity Compensation Plans

There are no equity compensation plans.

Recent Sales of Unregistered Securities

On February 1, 2010, an individual exercised 100,000 options to purchase shares of SDRG’s restricted common stock at a per share price of $0.10 for gross proceeds of $10,000.

On February 3, 2010, SDRG closed a private placement totaling 803,571 units at $0.28 per unit for gross proceeds of $225,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On March 24, 2010, SDRG closed a private placement totaling 500,000 units at $0.20 per unit for gross proceeds of $100,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On May14, 2010, SDRG closed a private placement totaling 300,000 units at $0.28 per unit for gross proceeds of $84,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On May 27, 2010, SDRG closed a private placement totaling 1,250,000 units at $0.12 per unit for gross proceeds of $150,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 4, 2010, SDRG closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 6, 2010, a Director of SDRG subscribed to a private placement totaling 100,000 units at $0.28 per unit for gross proceeds of $28,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a two year period from the date of the closing of the private placement.

On October 14, 2010, SDRG closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

On October 15, 2010, SDRG closed a private placement totaling 50,000 units at $0.20 per unit for gross proceeds of $10,000. Each unit consists of one common share and one $0.50 per share purchase warrant exercisable within a one year period from the date of the closing of the private placement.

The sale of the shares of SDRG common stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder. All of the purchasers of the shares of SDRG common stock were sophisticated and/or accredited investors, and were provided with information comparable to what would be required in a registration statement. The shares were issued with a restrictive legend.

The funds received from the above-mentioned private placements were used to meet the financial requirements to pay legal, accounting and administrative expenses.

SDRG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information

Certain statements in this section may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of SDRG to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein. The words “believe”, “expect”, “anticipate”, “seek” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date the statement was made. SDRG’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by SDRG with the Securities and Exchange Commission.

Plan of Operations Overview

Overview.

SDRG’s objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. SDRG’s secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance SDRG’s exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both. SDRG’s primary objective right now is to monetize its assets in order to augment its cash flow and ensure increased value.

China

The properties in China, in which SDRG have an interest, continue to be drilled and tunneled. Geologic mapping, trenching, tunneling and drilling work are underway for two of the properties known as Dadi and Laopandao. An NI 43-101 report on the Erbahuo property was updated in the first quarter of 2010 and an NI 43-101 commissioned on Dadi was completed in the first quarter of 2010. An additional NI 43-101 report will commence on the Laopandao property and be completed during the fourth quarter of this year.

Mexico

SDRG’s mining and exploitation activities in Mexico are in the exploration stage. Due to funding deficiencies during 2010 planned exploring of the concessions through tunneling,

trenching and drifting have been curtailed. SDRG’s objective is to find new ore bodies and expand the resource of the existing ore bodies. There are currently seven mining shafts, which were used to extract underground ore in the past.

During the third quarter of this year SDRG acquired five hectares of land adjacent to the Cerro Las Minitas concessions in Guadalupe Victoria, Durango, Mexico to be used to build a tailings pond when SDRG commences construction of its mill.

SDRG expects the cost of exploration activities, mine development and administration costs in Mexico over the next 12 months to be financed, initially, by equity financing from head office and then by the sale or processing of ore through the new mill acquired. Pending sufficient financing, this mill is expected to be fully operational in the second quarter of 2011, producing concentrates and generating revenue through the sale of those concentrates.

Under the terms of the agreement with Jaime Muguiro Pena, SDRG purchased 100% interest in 10 mining concessions in consideration for $800,000 and the issuance of 450,000 restricted common stock of SDRG. The agreement also stipulates that the 450,000 common shares issued under the purchase agreement have a minimum value of $450,000 ($1.00 per share issued), which therefore obligates SDRG to compensate for any shortfall in the share price on disposition. Subsequent to that transaction, Mr. Muguiro pursued foreclosure proceedings in the local court of the City of Durango while negotiations were underway between him and SDRG respecting certain adjustments to the purchase price for the concessions. These foreclosure proceedings appear to have been premised on a flawed interpretation by Mr. Muguiro of his rights under the purchase and sale agreement for the 10 concessions. According to SDRG records, the legal proceedings were not brought on notice to SDRG but were heard and determined on an ex parte basis, without allowing proper defense and representation of Silver Dragon Mining de Mexico S.A. de C.V. As a result of the ex parte proceedings, through some publications it was learned that Mr. Muguiro was granted title to all of the 15 concessions, including the 5 concessions that he never owned and which SDRG acquired from other unrelated parties. SDRG has instructed its Mexican counsel to commence all available proceedings in the competent Mexican Courts in Durango to address these issues and acknowledge the actual terms under which the proceedings transpired, and when applicable, if procedural and other irregularities have occurred, challenge the proceedings through the Mexican Federal Courts to allow proper defense and representation on behalf of Silver Dragon Mining de Mexico, S.A. de C.V.

Environmental Law

SDRG is responsible for providing a safe working environment, not disrupting archaeological sites, and conducting its activities to prevent unnecessary damage to the area in which SDRG’s mineral claims are located. At this time, SDRG does not believe that the cost of compliance at the federal, state and local levels will be significant. SDRG intends to secure all necessary permits required for exploration. SDRG anticipates no discharge of water into active streams, creeks, rivers, lakes or other bodies of water regulated by environmental law or regulation. SDRG also anticipates that no endangered species will be disturbed. Restoration of the disturbed land will be completed according to law, and all holes, pits and shafts will be sealed upon abandonment of the mineral claims. It is difficult to estimate the cost of compliance with the environmental laws, because the full nature and extent of our proposed activities cannot be determined until SDRG starts its operations. SDRG believes it is in compliance with the environment laws, and that it will continue to be able to comply with such laws in the future.

Employees and Employment Agreements

SDRG currently has three employees in Mexico not including mining staff. In China SDRG has one employee serving as administrative staff member in its Beijing representative office and one consultant and director. SDRG pays both the employee and the consultant $9,000 per month in total.

Other than the foregoing, SDRG employs Marc Hazout as President and CEO. In addition, SDRG has three consultants working in its head office in Toronto, an Information Technology and Investor Relations Manager, a Corporate Controller and an Office Administrator, being paid collectively a total of approximately $10,000 per month.

Intellectual Property

SDRG has no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts that management believes have any value.

RESULTS OF OPERATIONS

Three months ended September 30, 2010 and September 30, 2009.

Total operating expenses for the three months ended September 30, 2010 were $551,137 (2009 – $406,144). The increase in the expenses from the previous year was primarily due to an increase in warrants issued for services.

Net sales were $nil for both the quarters ended September 30, 2010 and September 30, 2009 as there was no production at any of the mining properties.

Nine months ended September 30, 2010 and September 30, 2009.

Total expenses for the nine months ended September 30, 2010 were $2,889,525 (2009 – $1,819,230). The increase in the expenses from the previous year was primarily due to the exploration program at our Dadi and Laopandao properties held through our equity investment in Sanhe Sino-Top Resources and Technologies Ltd. In addition, $196,377 of warrants were issued for services during the nine months ended September 30, 2010 (2009 – $32,118)

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2010 SDRG had a working capital deficiency of $1,446,859 (2009 – $718,335). SDRG have funded our expenses and capital requirements through the issuance of shares, warrants and notes. Sales of shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder, and/or Regulation S thereunder. All of the purchasers of the shares were sophisticated or accredited investors. The shares were issued with a restrictive legend.

SDRG expected to invest approximately $1,600,000 (which represents 40% of the $4,000,000 committed) into Sino-Top in 2010. SDRG’s contribution for 2010 was funded through the sale by Sino-Top of two of its properties in early 2010. These funds were to be invested towards exploration and property maintenance on the seven properties in the portfolio and conducting a Canadian National Instrument (“NI”) 43-101 conversion program on the Laopandao property.

Revenues

Net sales were $nil for both the quarters ended September 30, 2010 and September 30, 2009 as there was no production at any of the mining properties.

Expenses

Total operating expenses for the three months ended September 30, 2010 were $551,137 (2009 – $406,144). The increase in the expenses from the previous year was primarily due to an increase in warrants issued for services.

Total expenses for the nine months ended September 30, 2010 were $2,889,525 (2009 – $1,819,230). The increase in the expenses from the previous year was primarily due to the exploration program at our Dadi and Laopandao properties held through our equity investment in Sanhe Sino-Top Resources and Technologies Ltd. In addition, $196,377 of warrants were issued for services during the nine months ended September 30, 2010 (2009 – $32,118).

Liabilities

As at September 30, 2010 the total liabilities was $1,765,884.

SDRG’S OFF-BALANCE SHEET ARRANGEMENTS

SDRG does not have any off-balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in its financial statements.

SDRG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK

SDRG is not exposed to market risk.

SDRG’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

By resolution adopted on January 24, 2006, SDRG’s Board of Directors elected to change independent accountants. The independent accounting firm of Moore Stephens Cooper Molyneux LLP notified SDRG on January 24, 2006 that they were terminating their registration with the Public Company Accounting Oversight Board and therefore, were resigning as SDRG’s accountants. The independent auditors report on the consolidated financial statements for the two years ended December 31, 2003 and December 31, 2004, and the subsequent periods preceding December 31, 2005 contained no adverse opinion, no disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that each report issued by Moore Stephens Cooper Molyneux LLP for the years ended December 31, 2004 and 2003, and the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively, raised substantial doubt about SDRG’s ability to continue as a going concern. In connection with the audits of SDRG’s consolidated financial statements for each of the two years ended December 31, 2003 and December 31, 2004, and during any subsequent interim periods preceding December 31, 2005, as well as the period up to and including January 24, 2006, there have been no disagreements with Moore Stephens Cooper Molyneux LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to the satisfaction of Moore Stephens Cooper Molyneux LLP would have caused Moore Stephens Cooper Molyneux LLP to make reference to the subject matter of the disagreements in connection with their reports.

On January 24, 2006, SDRG’s Board of Directors engaged SF Partnership LLP, 4950 Yonge Street, 4th Floor, Toronto, Ontario, M2N 6K1 as its new independent auditors to audit its financial statements. During the two most recent fiscal years and the subsequent interim periods prior to the engagement of the new accounting firm, SDRG did not consult with the new accounting firm with regard to any of the matters listed in Regulation S-B items 304 (a) (2) (i) or (ii).

SDRG’S DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information concerning our current directors, executive officers and significant employees. Each director has been elected to serve until SDRG’s next annual meeting of shareholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of our board of directors.

Name	Age	Position

Marc Hazout	45	Chief Executive Officer, President and Director
Manuel Chan	53	Director
Guoqiang Hao		Director
R.Glen MacMullin	38	Director

Marc Hazout has been the President, Chief Executive Officer and a director since June 1, 2002. Mr. Hazout attended The Canadian Securities Institute from 1998-2000 and in 1999 worked as an equity trader at Swift Trade Securities Inc. in Toronto. In 1998, Mr. Hazout founded and has been President and CEO of Travellers International Inc., a private investment banking firm headquartered in Toronto. Mr. Hazout studied International Relations and Economics at York University in Toronto from 1983 to 1985. Mr. Hazout completed the Real Estate Licensing Course at Humber College in Toronto in 1984. Mr. Hazout is also the President and Chief Executive officer, and a director of CommandCredit Corp.

Manuel Chan joined SDRG’s Board of Directors on August 29, 2007. Mr. Chan is also a member of the Board of Directors of Sanhe Sino-Top Resources & Technologies Ltd. (“Sino-Top’’) of which Silver Dragon owns a 40% equity interest. Mr. Chan possesses more than 20 years of experience in the real estate sector and holds a Bachelor of Commerce degree in Management Information Systems and Accounting from the University of British Columbia, Canada.

R. Glen MacMullin has been a director of the company since December, 2007. Mr. MacMullin is currently a Vice President of Finance with Minto Group, Inc. a fully integrated real estate development, construction and management company with operations in Ottawa, Toronto and Florida. Prior to joining Minto Group, Inc. in 2008, Mr. MacMullin was a Managing Director and Chief Operating Officer with Xavier Sussex, LLC; a New York based private equity firm he co-founded in 2004. In 2001, Mr. MacMullin was appointed Director and Chief Operating Officer with DB Advisors, LLC; a $6 billion hedge fund group based in New York and a wholly owned subsidiary of Deutsche Bank AG. He has also held several senior management positions with Deutsche Bank Offshore in the Cayman Islands from 1998 through 2001, including Head of Investment Funds. He began his career in 1993 as a public accountant with Coopers & Lybrand in Ottawa, Canada and KPMG in the Cayman Islands. Mr. MacMullin received a Bachelor of Business Administration degree from Saint Francis Xavier University in 1993 and is a member of the Canadian Institute of Chartered Accountants. Mr. MacMullin also serves on the Board of Directors of Nayarit Gold, Inc.

Guoqiang Hao has been a director of SDRG since June, 2008. Mr. Hao is currently head of Exploration Unit of North China Geological Exploration Bureau, a.k.a. Huaguan Industrial Corp.(HIC), a Chinese state-owned entity that operates in many diversified fields such as mining, engineering, manufacturing, chemical analysis and real estate. Mr. Hao has served with HIC for over 30 years, first as a geologist, then as a manager, and has witnessed its development from a geological exploration team to a conglomerate that boasts a staff of over 700 and over 10 subsidiaries. Under the leadership of Mr. Hao, HIC is also in the process of acquiring mining properties in northern Africa and central Asia.

Mr. Hao is also a member of the Board of the Directors of Sanhe Sino-Top Resources & Technologies Ltd., a joint venture between SDRG and HIC. Having a dual capacity of corporate executive and government officer, Mr. Hao has extensive connections with China’s mining and industrial circles and the Chinese government.

SDRG’S EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended December 31, 2009 and 2008 of the executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualifie Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Marc Hazout,	2009	288,000	—					None	288,000
Director, President and Chief Executive Officer	2008	288,000	—					None	288,000

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total ($)

Manuel Chan
2009
2008			315,000				315,000

R. Glen MacMullin
2009
2008			176,000				176,000

SDRG does not have a Long-Term Incentive Plan.

Equity Compensation Plan Information

The Company had no equity compensation plan in 2009.

On November 15, 2005, the Company entered into an Employment Agreement with Marc Hazout. The Employment Agreement provides that Mr. Hazout shall be employed by the Company for a term of five years, and is entitled to a base salary of $288,000 per year. Mr. Hazout is also entitled to a commission on sales generated by him consistent with the Company’s commission policy for all sales personnel. In the event of a termination of the Employment Agreement without cause by the Company, he will be entitled to severance equal to 100% of his remaining base salary under the Employment Agreement, plus an amount equal to 100% of the base salary plus full medical coverage for 12 months following the termination date. The Employment Agreement contains provisions prohibiting him from competing with the Company or soliciting customers or employees from the Company for a period of one year following the termination of his employment.

Compensation of Directors

Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of the company.

DESCRIPTION OF SDRG COMMON STOCK

SDRG common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

•

deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock; explain the compensation of the broker-dealer and its salesperson in the transaction;
•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and
•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.
These requirements may have the effect of reducing the level of trading activity in the secondary market for SDRG’s stock, and investors may find it more difficult to sell their shares.

The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. 20,000,000 shares of preferred stock have been authorized but none has been issued. Holders of shares of SDRG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of SDRG common stock do not have cumulative voting rights. All of the outstanding shares of SDRG common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase SDRG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the SDRG common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS.

The following is a summary of the material differences between (a) the current rights of GOG’s stockholders under GOG’s articles of incorporation and bylaws, (b) the current rights of NRI’s stockholders under NRI’s articles of incorporation and bylaws and (c) the current rights of SDRG stockholders under SDRG’s articles of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to GOG’s, NRI’s and SDRG’s constituent documents.

Authorized Capital Stock

GOG - The total number of shares of common stock, par value of $0.001 per share, authorized for issuance is 200,000,000. As of December 6, 2010, 45,136,000 shares of common stock were issued and outstanding. The total number of shares of preferred stock, par value of $0.001 per share, authorized for issuance is 25,000,000.

NRI – The total number of shares of common stock, no par value per share, authorized for issuance is unlimited. As of December 6, 2010 there were approximately 17,636,299 shares of NRI’s common stock issued and outstanding on record. CDS & CO., in Toronto, Ontario holds 10,171,939 shares of common stock of NRI which is 57.7% of the outstanding common stock.

SDRG - The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. As of December 29, 2010, the number of shares of SDRG common stock issued and outstanding was 98,728,017. There are 20,000,000 shares of preferred stock which have been authorized but none has been issued.

Dividend Policy

GOG – The GOG common stock is junior to the GOG preferred stock in the right to receive dividends. No dividends shall at any time be declared on GOG common stock if the result of the payment of the dividend declared would be to impair the ability of GOG immediately thereafter to redeem all of the issued and outstanding preferred stock.

NRI – The holders of the common stock of NRI are entitled to receive dividends and to receive the remaining property of the corporation upon dissolution.

SDRG - In order that SDRG may determine the stockholders entitled to receive payment of any dividend, the Board of Directors of SDRG may fix, in advance, a record date, which shall not be more than sixty days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to the payment of any dividend.

Voting

GOG – Each share of GOG common stock is entitled to one vote.

NRI – Each share of NRI common stock is entitled to one vote.

SDRG – Each share of SDRG common stock is entitled to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where applicable law prescribes a different percentage of votes. Voting need not be by ballot.

Number of Directors

GOG - The number of Directors which shall constitute the whole Board of Directors of GOG shall be two. GOG’s Board of Directors currently consists of 2 Directors.

NRI – The number of Directors which shall constitute the whole Board of Directors of NRI shall be three. NRI’s Board of Directors currently consists of 3 Directors.

SDRG - The number of Directors which shall constitute the whole Board of Directors of SDRG shall be five. SDRG’s Board of Directors currently consists of 4 Directors.

Term of Directors

GOG - Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or special meeting of shareholders at which time a new Board of

Directors of GOG is elected. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

NRI– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

SDRG– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors is elected and qualified.

Removal of Directors

GOG– Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

NRI– Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

SDRG– Any one or more directors may be removed, with or without cause, by vote or written consent of the holders of a majority of the issued and outstanding shares of stock of SDRG entitled to vote for the election of directors.

Vacancies on the Board

GOG – Directors may be elected in the manner prescribed by the provisions of Sections 78.320 through 78.335 of the General Corporation Law of Nevada. Any director may resign at any time upon written notice to GOG. Directors who are elected at an election of directors by stockholders, and directors who have been elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of directors for cause or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. GOG currently has one vacancy on its Board of Directors.

NRI – Vacancies shall be filled by the remaining directors. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors at the annual shareholders meeting. NRI currently does not have any vacancies on its Board of Directors.

SDRG – Vacancies in existing or new director positions may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors.

Annual Stockholders Meeting

GOG – The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

NRI – The holders of the NRI common stock receive notices of and may attend and vote at all meetings of shareholders of NRI. The meetings of shareholders may be held in the Municipality of Metropolitan Toronto and Province of Ontario.

SDRG – The annual meeting shall be held on the date and at the time fixed by the directors. When the directors shall fail to fix a place for the meeting, it shall be held at SDRG’s registered office. Written notice shall be given regarding each meeting.

Quorum for Stockholders Meetings

GOG – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

NRI – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

SDRG – The holders of a majority of the outstanding shares of common stock constitutes a quorum.

Stockholder Action by Written Consent

GOG – Any action which, under any provisions of the laws of the Stale of Nevada or under the provisions of the Certificate of Incorporation of GOG or under GOG’s by-laws may be taken at a meeting of the shareholders, may be taken without a meeting if a record or memorandum thereof be made in writing and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take the action at a meeting for such purpose, and such record or memorandum be filed with the Secretary of GOG.

NRI – Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SDRG – Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Amendment of Governing Documents

GOG – GOG reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein granted subject to this reservation.

NRI – NRI requires shareholder approval.

SDRG – SDRG’s directors may amend the bylaws.

Indemnification of Directors and Officers

GOG – The articles of incorporation contain provisions providing for the indemnification of directors and officers of GOG as follows:

(a) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of GOG), by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is otherwise serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of GOG, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of GOG and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of GOG, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, opposed to, the best interests of GOG, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to GOG, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee or agent of GOG has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section (a) or (b) above (unless ordered by a court) shall be made by GOG only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by GOG in advance of the final disposition or such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by GOG.

(f) The Board of Directors may exercise GOG’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not GOG would have the power to indemnify him against such liability.

(g) The indemnification discussed above shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

NRI –NRI indemnifies its officers and directors from any personal loss or damage from any actions regarding the corporation which are performed in good faith. The indemnification does not apply to any directors’ or officers’

(a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(b) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer,

(c) approval of any transaction from which a director or officer derives an improper personal benefit,

(d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders,

(e) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or

(f) approval of an unlawful dividend, distribution, stock repurchase or redemption.

The indemnification would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

SDRG – SDRG’s Certificate of Incorporation provides for indemnification of directors as follows: no director shall be personally liable to SDRG or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to SDRG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

LEGAL REQUIREMENTS CONCERNING THE OFFER

This offer is being made solely by this prospectus and the accompanying letter of transmittal. The offer is being made to all holders of shares of SDRG common stock. The Offeror is not aware of any jurisdiction where making the offer or tendering shares of SDRG in response to the offer would violate the laws of the jurisdiction. If the Offeror becomes aware of any jurisdiction in which making the offer or tendering shares of SDRG in response could violate applicable law, the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the offer will not be made to (nor any tenders be accepted from or on behalf of) the holders of shares of SDRG common stock in such jurisdiction

EXPERTS

Accounting Matters

GOG’s financial statements as of August 31, 2010 and 2009, and for the years then ended, have been audited by Joern (John) Scholz, independent public accountant and are attached as an Exhibit to this prospectus.

NRI’s financial statements as of July 31, 2010 and 2009, and for the years then ended, have been audited by Joern (John) Scholz, independent public accountant and are attached as an Exhibit to this prospectus.

Legal Matters

The validity of the shares of GOG common stock offered pursuant to this prospectus will be passed on by Nannarone & McMurdo LLP, 511 Avenue of the Americas, Suite 800, New York, NY 10011.

The validity of the shares of NRI common stock offered pursuant to this prospectus will be passed on by John Spratley, LLB, 4 King St. W., #1320, Toronto, Ontario M5H 1B6.

Financial Statements of

GUARDIANS OF GOLD INC.

Years ended August 31, 2009 and 2008

          AUDITORS’ REPORT

To the Shareholders of

Guardians of Gold Inc.

We have audited the accompanying consolidated balance sheet of Guardians of Gold Inc. as of August 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guardians of Gold Inc. as of August 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

March 2, 2010	Licensed Public Accountant
CPAB Registered
PCAOB Registered

GUARDIANS OF GOLD INC.
Balance Sheet

August 31, 2009 and 2008

	2009	2008

Assets

Current assets:
Mining Ore Tailings (Note 3)	$34,000	—

	$34,000	—

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$18,312	14,216

Shareholders’ equity:
Capital stock (note 4)	76,100	30,000
Deficit	(60,412)	(44,216)

	15,688	(14,216)

	$34,000	—

See accompanying notes to financial statements.

Approved on behalf of the Board:

____signed________________________ “Ronald Haller, Director”

____signed________________________ “Jordan Starkman, Director”

GUARDIANS OF GOLD INC.
Statements of Earnings

Years ended August 31, 2009 and 2008

	2009	2008

Revenue	$—	—

Expenses:
Shareholders’ information	8,656	—
Transfer agent’s fees and expenditures	7,540	4,740

	16,196	4,740

Net earnings (loss)	$(16,196)	(4,740)

Net income (loss) per share	$(0.0012)	(0.0002)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statements of Retained Earnings

Years ended August 31, 2009 and 2008

	2009	2008

Retained earnings (Deficit), beginning of year	$(44,216)	(39,476)

Net earnings (loss)	(16,196)	(4,740)

Retained earnings (Deficit), end of year	$(60,412)	(44,216)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statement of Cash Flows

Years ended August 31, 2009 and 2008

	2009	2008

Operating Activities:

Net earnings (loss)	$(16,196)	(4,740)

Changes in non-cash working capital:
Accounts payable	4,096	4,740

Cash provided by (Expended in) Operating Activities	(12,100)	—

Investing Activities:

Mining ore tailings	(34,000)	—

Cash provided by (Expended in) Investing Activities	(34,000)	—

Financing Activities:

Common shares issued for mining ore tailings	34,000	—
Common shares issued for services rendered	6,100	—
Common shares issued for debt settlement	6,000	—

Cash provided by (Expended in) Financing Activities	46,100	—

Increase (decrease) in cash	—	—

Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	—

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Notes to Financial Statements

Years ended August 31, 2009 and 2008

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended August 31, 2009 was $NIL (2008 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING ORE TAILINGS

The Company has acquired the Rapid Metal Recovery Process to be used at a tailings site at the Ross Mine located at Holtyre, Ontario, in consideration of 34,000,000 common shares of the Company, valued at $0.001 per share.

4. CAPITAL STOCK

The Company is authorized to issue 75,000,000 common shares. Common shares issued and fully paid are as follows:

Common shares issued:
	Shares	Value
Balance, August 31, 2008	30,000,000	$30,000

Value of common shares issued in settlement of debt	6,000,000	6,000

1 – 1,000 consolidation	(35,964,000)	—

Value of common shares issued in consideration of interest in mining ore tailings	34,000,000	34,000

Value of common shares issued in consideration of services rendered	6,100,000	6,100

Balance, August 31, 2009	40,136,000	$76,100

By Certificate of Amendment dated April 22, 2009, the Company’s name was changed from Pearlstar Corporation to Guardians of Gold Inc. and its common shares were consolidated on a 1 – 1,000 basis.

Financial Statements of

GUARDIANS OF GOLD INC.

Years ended August 31, 2010 and 2009

AUDITORS’ REPORT

To the Shareholders of

Guardians of Gold Inc.

We have audited the accompanying consolidated balance sheet of Guardians of Gold Inc. as of August 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guardians of Gold Inc. as of August 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

February 7, 2011	Licensed Public Accountant
CPAB Registered
PCAOB Registered

GUARDIANS OF GOLD INC.
Balance Sheet

August 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash	$170	—
Mining Ore Tailings (Note 3)	34,000	34,000

	$34,170	34,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$93,388	18,312

Shareholders’ equity:
Capital stock (note 4)	76,100	76,100
Deficit	(135,318)	(60,412)

	(59,218)	15,688

	$34,170	34,000

See accompanying notes to financial statements.

Approved on behalf of the Board:

____signed________________________ “Ronald Haller, Director”

____signed________________________ “Jordan Starkman, Director”

GUARDIANS OF GOLD INC.
Statements of Earnings

Years ended August 31, 2010 and 2009

	2010	2009

Revenue	$—	—

Expenses:
Shareholders’ information	69,842	8,656
Transfer agent’s fees and expenditures	5,064	7,540

	74,906	16,196

Net earnings (loss)	$(74,906)	(16,196)

Net income (loss) per share	$(0.0019)	(0.0012)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statements of Retained Earnings

Years ended August 31, 2010 and 2009

	2010	2009

Retained earnings (Deficit), beginning of year	$(60,412)	(44,216)

Net earnings (loss)	(74,906)	(16,196)

Retained earnings (Deficit), end of year	$(135,318)	(60,412)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statement of Cash Flows

Years ended August 31, 2010 and 2009

	2010	2009

Operating Activities:

Net earnings (loss)	$(74,906)	(16,196)

Changes in non-cash working capital:
Accounts payable	75,076	4,096

Cash provided by (Expended in) Operating Activities	170	(12,100)

Investing Activities:

Mining ore tailings	—	(34,000)

Cash provided by (Expended in) Investing Activities	—	(34,000)

Financing Activities:

Common shares issued for mining ore tailings	—	34,000
Common shares issued for services rendered	—	6,100
Common shares issued for debt settlement	—	6,000

Cash provided by (Expended in) Financing Activities	—	46,100

Increase (decrease) in cash	170	—

Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$170	—

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Notes to Financial Statements

Years ended August 31, 2010 and 2009

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended August 31, 2010 was $NIL (2009 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING ORE TAILINGS

The Company has acquired the Rapid Metal Recovery Process to be used at a tailings site at the Ross Mine located at Holtyre, Ontario, in consideration of 34,000,000 common shares of the Company, valued at $0.001 per share.

4. CAPITAL STOCK

The Company is authorized to issue 175,000,000 common shares. Common shares issued and fully paid are as follows:

Common shares issued:
	Shares	Value
Balance, August 31, 2008	30,000,000	$30,000

Value of common shares issued in settlement of debt	6,000,000	6,000

1 – 1,000 consolidation	(35,964,000)	—

Value of common shares issued in consideration of interest in mining ore tailings	34,000,000	34,000

Value of common shares issued in consideration of services rendered	6,100,000	6,100

Balance, August 31, 2009 and August 31, 2010	40,136,000	$76,100

By Certificate of Amendment dated April 22, 2009, the Company’s name was changed from Pearlstar Corporation to Guardians of Gold Inc. and its common shares were consolidated on a 1 – 1,000 basis.

GUARDIANS OF GOLD INC.

BALANCE SHEET
NOVEMBER 30, 2010
 (Unaudited)

	November 30, 2010	August 31, 2010
ASSETS

Current:
Cash	$126	$170
Subscriptions receivable	1,526,624	—

	1,526,750	170

Mining Ore Tailings (Note 2)	34,000	34,000

	$1,560,750	$34,170

LIABILITIES

Current:
Accounts payable	$121,684	$93,388

SHAREHOLDERS’ EQUITY

Share Capital (Note 3)
Authorized:
75,000,000 common shares, par value $0.001 per share
Issued
45,136,000 common shares (August 31, 2010 – 40,136,000)	1,602,724	76,100
Deficit	(163,658)	(135,318)

	1,439,066	(59,218)

	$1,560,750	$34,170

GUARDIANS OF GOLD INC.

STATEMENT OF OPERATIONS AND DEFICIT
FOR THE THREE MONTH PERIOD ENDED NOVEMBER 30, 2010
 (Unaudited)

	2010	2009

REVENUE:	$—	$—

EXPENSES:
Shareholders’ information	27,044	24,100
Transfer agent’s fees and expenditures	1,296	1,188

	28,340	25,288

NET LOSS	28,340	25,288
DEFICIT, BEGINNING OF PERIOD	135,318	60,412

DEFICIT, END OF PERIOD	$163,658	$85,700

NET LOSS PER COMMON SHARE	$0.0007	$0.0006

GUARDIANS OF GOLD INC.

STATEMENT OF CASH FLOWS
FOR THE THREE MONTH PERIOD ENDED NOVEMBER 30, 2010
(Unaudited)

	2010	2009

CASH PROVIDED BY (USED IN):
OPERATIONS:
Net loss	$(28,340)	$(25,288)
Increase in subscriptions receivable	(1,526,624)	—
Increase in accounts payable	28,296	25,288

	(1,526,668)	—

FINANCING ACTIVITIES:
Sale of common shares for cash	1,526,624	—

Decrease in cash	(44)	—

Cash, beginning of period	170	—

Cash, end of period	$126	$—

GUARDIANS OF GOLD INC.

NOTES TO THE FINANCIAL STATEMENTS
November 30, 2010
 (Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                    Nature of Operations

                    The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

                    The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

                    The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

The financial statements have been stated in Canadian funds, unless otherwise indicated.

2.	MINING ORE TAILINGS

                    The Company has acquired the Rapid Metal Recovery Process to be used at a tailings site at the Ross Mine located at Holtyre, Ontario, in consideration of 34,000,000 common shares of the Company, valued at $0.001 per share.

3. COMMON SHARES

Common shares issued:

	Shares	Value
Balance, August 31, 2010	40,136,000	$76,100

Sale of common shares for cash	5,000,000	1,526,624

Balance, November 30, 2010	45,136,000	$1,602,724

Financial Statements of

NIREK RESOURCES INC.

Years ended July 31, 2010 and 2009

AUDITORS’ REPORT

To the Shareholders of

Nirek Resources Inc.

We have audited the accompanying balance sheet of Nirek Resources Inc. as of July 31, 2010 and 2009, and the related statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits.

We have conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (PCAOB) (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nirek Resources Inc. as of July 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred substantial operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Joern Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

November 23, 2010	Licensed Public Accountant
CPAB Registered
PCAOB Registered

NIREK RESOURCES INC.
Balance Sheet

July 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash	$—	52,530
Accounts receivable	332	7,164

	332	59,694

Mining claims and deferred exploration expenditures (Notes 2 and 3)	58,102	60,565

Investment in Millstream Mines Ltd. (Note 4)	160,000	160,000

Investment in Ofek Capital Corp. (Note 4)	79	79

	$218,513	280,338

Liabilities and Shareholders’ Equity

Current liabilities:
Bank indebtedness	$16	—
Accounts payable and accrued liabilities	59,060	41,306

	59,076	41,306

Shareholders’ equity:
Capital stock (note 5)	760,995	755,994
Deficit	(601,558)	(516,962)

	159,437	239,032

	$218,513	280,338

See accompanying notes to financial statements.

NIREK RESOURCES INC.
 Statements of Earnings

Years ended July 31, 2010 and 2009

	2010	2009

Revenue	$—	20,000

Expenses:
Office and general	4,528	4,776
Travel	14,790	8,663
Shareholders’ information	5,671	37,970
Transfer agent’s fees and expenditures	4,522	8,454
Management and Directors fees	30,180	50,720
Professional fees	24,000	46,038
Telephone	905	1,226

	(84,596)	(157,847)

Net earnings (loss)	$(84,596)	(137,847)

Net income (loss) per share	$(0.005)	(0.008)

See accompanying notes to financial statements.

NIREK RESOURCES INC.
 Statements of Retained Earnings

Years ended July 31, 2010 and 2009

	2010	2009

Retained earnings (Deficit), beginning of year	$(516,962)	(379,115)

Net earnings (loss)	(84,596)	(137,847)

Retained earnings (Deficit), end of year	$(601,558)	(516,962)

See accompanying notes to financial statements.

NIREK RESOURCES INC.
 Statement of Cash Flows

Years ended July 31, 2010 and 2009

	2010	2009

Operating Activities:

Net earnings (loss)	$(84,596)	(137,847)

Changes in non-cash working capital:
Accounts receivable	6,832	213,426
Accounts payable	17,754	(143,214)

Cash provided by (Expended in) Operating Activities	(60,010)	(67,635)

Investment Activities:

Investment in Millstream Mines Ltd.	—	(79)
Deferred exploration expenditures	2,463	(42,593)
Issuance of common shares	5,001	160,830

Cash provided by (Expended in) Investing Activities	7,464	118,158

Increase (decrease) in cash	(52,546)	50,523

Cash and cash equivalents, beginning of year	52,530	2,007

Cash and cash equivalents, end of year	$(16)	52,530

See accompanying notes to financial statements.

NIREK RESOURCES INC.
 Notes to Financial Statements

Years ended July 31, 2010 and 2009

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with Canadian generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended July 31, 2010 was $NIL (2009 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING CLAIMS AND DEFERRED EXPLORATION EXPENDITURES

The Company holds an option to acquire a 100% interest in the Sarah Lake, Quebec Property, under a 3-year earn-in option agreement with payments (in both flow-through cash into the property and shares which will be restricted for 12 months) and a work commitment, outlined in the options terms as follows:

Option Terms: 3-year option to earn 100% interest, less royalty.

Work commitment:	Year 1 - $25,000 flow-through work in property

Year 2 - $25,000 flow-through work in property

Year 3 - $25,000 flow-through work in property

Cash:	$10,000 on May 30, 2008

Shares:	April 1, 2008 – 30,000 shares

April 1, 2009 – 100,000 shares

April 1, 2010 – 100,000 shares

April 1, 2011 – 100,000 shares

4. INVESTMENT IN MILLSTREAM MINES LTD. AND OFEK CAPITAL CORP.

On February 17, 2008 the company purchased 160,000 shares of Millstream Mines Ltd. At $1.00 per share.

On October 10, 2008 the company received 395 shares of Ofek Capital Corp for 79 Shares of Nirek Resources Inc.

5. CAPITAL STOCK

The Company is authorized to issue an unlimited number of common shares. Common shares issued and fully paid are as follows:

	Number of Shares	Amount

Balance, July 31, 2009	17,132,808	$755,994

Value of common shares issued in consideration of professional fees	500,000	5,000

Value of common shares issued in consideration of office expenses	2,000	1

Balance, July 31, 2010	17,634,808	$760,995

Until 90 days after the date when the securities are sold, all dealers effecting transactions in the shares, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

NIREK RESOURCES INC.

GUARDIANS OF GOLD INC.

Offer to Exchange

(i) 197,456 Shares of Common Stock
of
Nirek Resources Inc.;

(ii) 197,456 Shares of Common Stock
of
Guardians of Gold Inc.;

(iii) 197,456 Silver Certificates
Issued by Nirek Resources Inc.
for Ten (10) Grams of Silver, Deliverable by March 31, 2014 [Delivery of any or all of the
silver is not guaranteed. There is a 40% likelihood that there will be a sufficient supply of silver by March 31, 2014.] and

(iv) 197,456 Gold Warrants
Issued by Nirek Resources Inc.
Exercisable on or before April 8, 2011 at a Cost of $190.00
for Ten (10) Grams of Gold, Deliverable by March 31, 2014 [Delivery of any or all of the
gold is not guaranteed. There is a 10% likelihood that there will be a sufficient supply of gold by March 31, 2014.]

For Shares of
Silver Dragon Resources Inc., Unrestricted Common Stock
On the Basis of an Exchange of one hundred (100) Silver Dragon Resources Inc. Shares for

(i) One (1) Guardians of Gold Inc. Share of Common Stock;

(ii) One (1) Nirek Resources Inc. Share of Common Stock;

(iii) One (1) Nirek Resources Inc. Silver Certificate For Ten (10) Grams of Silver,
Deliverable by March 31, 2014 [Delivery of any or all of the silver is not guaranteed. There is a 40% likelihood that there will be a sufficient supply of silver by March 31, 2014 to be delivered in time.] and

(iv) One (1) Nirek Resources Inc. Gold Warrant Exercisable on or before April 8, 2011 at a
Cost of $190.00 for Ten (10) Grams of Gold, Deliverable by March 31, 2014 [Delivery of
any or all of the gold is not guaranteed. There is a 10% likelihood that there will be a sufficient supply of gold by March 31, 2014 to be delivered in time.]

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 78.751 of the Nevada General Corporation Law provides generally and in pertinent part that a Nevada corporation may indemnify its officers and directors. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in GOG’s articles of incorporation is to eliminate the rights of GOG and its stockholders (through stockholder’s derivative suits on behalf of GOG) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of GOG or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, GOG’s articles of incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. GOG’s bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

A resolution by the NRI board of directors, dated January 25, 2010, was passed that indemnified its officers and directors from that date forward from any personal loss or damage from any actions regarding the corporation which are performed in good faith. This resolution does not apply to any directors’ or officers’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer, (iii) approval of any transaction from which a director or officer derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this resolution is to eliminate the rights of NRI’s stockholders (through stockholder’s derivative suits on behalf of NRI) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This resolution does not limit nor eliminate the rights of NRI or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This resolution provides for indemnification of such persons to the full extent allowable under Canadian federal and provincial laws and to the extent the provincial security regulator laws may apply. Canadian and Ontario laws would generally take precedence over any foreign jurisdictions laws or regulatory body rules.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GOG and NRI pursuant to the foregoing provisions, GOG and NRI have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements

See the Exhibit Index below.

Item 22.	Undertakings

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

4. Since the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

5. That, for the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv) Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

b. The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Additionally, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham Arnold, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nirek Resources Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 2, 2011.

Nirek Resources Inc.

/s/ Abraham Arnold

Abraham Arnold
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: March 2, 2011	/s/ Abraham Arnold

Abraham Arnold
President

Date: March 2, 2011	/s/ Ronald Haller

Ronald Haller
Secretary and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Haller, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Guardians of Gold Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 2, 2011.

Guardians of Gold Inc.

/s/ Ron Haller

Ron Haller, Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: March 2, 2011	/s/ Ron Haller

Ron Haller, Director

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Bylaws Guardians of Gold Inc.
3.2	Amended and Restated Articles of Incorporation and Bylaws of Nirek Resources Inc.
4.1	Specimen Common Stock Certificate of Guardians of Gold Inc.
4.2	Specimen Common Stock Certificate of Nirek Resources Inc.
4.3	Form of Nirek Resources Inc. Silver Certificate.
4.4	Form of Nirek Resources Inc. Gold Warrant with subscription form.
4.5	Form of Gold Certificate.
5.1	Opinion of Nannarone & McMurdo, LLP, as to the validity of the shares of GOG common stock being offered.*
5.2	Opinion of John Spratley, LLB, as to the validity of the shares of NRI common stock being issued and matters of Ontario law.*
10.1	Agreement, dated June 21, 2010, by and between Guardians of Gold Inc. and Nirek Resources Inc.
23.1	Consent of Joern (John) Scholz.
23.2	Consent of Nannarone & McMurdo, L.L.P. (included in Exhibit 5.1).*
23.3	Consent of John Spratley, LLB (included in Exhibit 5.2).*
24.1	Power of Attorney, included on signature pages.
99.1	Notice of Guaranteed Delivery.
99.2	Form of Letter of Transmittal.
99.3	Letter from Fenton Scott Management Inc. to Guardians of Gold Inc. regarding Ross Mine tailings.

*To be filed by amendment.